EXHIBIT 10.1

SIXTH AMENDED AND RESTATED LOAN AGREEMENT
BETWEEN
U.S. BANK NATIONAL ASSOCIATION
Sole Bookrunner, Left Lead Arranger, and Administrative Agent
FIFTH THIRD BANK
Joint Lead Arranger and Co-Syndication Agent
FARM CREDIT BANK OF TEXAS
Joint Lead Arranger and Co-Syndication Agent
BANK OF THE WEST
Co-Documentation Agent
BRANCH BANKING AND TRUST COMPANY
Co-Documentation Agent
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH
Co-Documentation Agent
AND
THE ANDERSONS, INC.
$800,000,000 Line of Credit
Dated as of April 13, 2017

TABLE OF CONTENTS

1.	DEFINITIONS		1

	1.1	GENERAL DEFINITIONS	1
	1.2	INDEX TO OTHER DEFINITIONS	20
	1.3	ACCOUNTING TERMS	21
	1.4	OTHERS DEFINED IN NEW YORK UNIFORM COMMERCIAL CODE	22

2.	LOANS, LETTERS OF CREDIT AND FEES		22

	2.1	LOANS AND LETTERS OF CREDIT	22
		2.1.1 SWING LINE	22
		2.1.2 LINE OF CREDIT	23
		2.1.3 INTENTIONALLY OMITTED	23
		2.1.4 LETTERS OF CREDIT	23
		2.1.5 FUNDS TRANSFERS	26
	2.2	PAYMENT OF PRINCIPAL AND INTEREST; DEFAULT RATE	28
	2.3	PREPAYMENTS; TERMINATION OF THE COMMITMENTS	29
	2.4	PURPOSE	31
	2.5	LOAN AND LETTER OF CREDIT FEES	31
	2.6	BORROWER’S LOAN ACCOUNT	32
	2.7	STATEMENTS	32
	2.8	TERMINATION OF AGREEMENT	33

3.	INTENTIONALLY OMITTED		33

4.	CONDITIONS TO ADVANCES		33

	4.1	COMPLIANCE	33
	4.2	DOCUMENTATION	34
	4.3	ACQUISITION AMOUNTS	34

5.	GUARANTIES		34

6.	REPRESENTATIONS AND WARRANTIES		34

	6.1	LITIGATION AND PROCEEDINGS	34
	6.2	OTHER AGREEMENTS	34
	6.3	LICENSES, PATENTS, COPYRIGHTS, TRADEMARKS AND TRADE NAMES	35
	6.4	ENCUMBRANCES	35

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	6.5	LOCATION OF ASSETS; CHIEF EXECUTIVE OFFICE	35
	6.6	TAX LIABILITIES	35
	6.7	INDEBTEDNESS	35
	6.8	AFFILIATES	35
	6.9	ENVIRONMENTAL MATTERS	36
	6.10	EXISTENCE	36
	6.11	AUTHORITY	36
	6.12	BINDING EFFECT	37
	6.13	CORRECTNESS OF FINANCIAL STATEMENTS	37
	6.14	EMPLOYEE CONTROVERSIES	37
	6.15	COMPLIANCE WITH LAWS AND REGULATIONS	37
	6.16	ACCOUNT WARRANTIES	37
	6.17	INVENTORY WARRANTIES	37
	6.18	SOLVENCY	37
	6.19	ERISA	38
	6.20	MARGIN SECURITY	38
	6.21	INVESTMENT COMPANY ACT NOT APPLICABLE	38
	6.22	FULL DISCLOSURE	38
	6.23	INTELLECTUAL PROPERTY	38
	6.24	SURVIVAL OF WARRANTIES	39
	6.25	NO MATERIAL ADVERSE EFFECT; NO DEFAULT OR MATURED DEFAULT	39
	6.26	ANTI-CORRUPTION LAWS; SANCTIONS	39
	6.27	EEA FINANCIAL INSTITUTION	39

7.	AFFIRMATIVE COVENANTS		39

	7.1	FINANCIAL AND OTHER INFORMATION	39
	7.2	CONDUCT OF BUSINESS	41
	7.3	INSURANCE	41
	7.4	FINANCIAL COVENANTS AND RATIOS	41
	7.5	BENEFIT PLANS	41
	7.6	NOTICE OF SUIT, ADVERSE CHANGE IN BUSINESS OR DEFAULT	42
	7.7	USE OF PROCEEDS	42
	7.8	BOOKS AND RECORDS	42
	7.9	SANCTIONS; ANTI-MONEY LAUNDERING COMPLIANCE	42

8.	NEGATIVE COVENANTS		42

	8.1	ENCUMBRANCES	43
	8.2	CONSOLIDATIONS, MERGERS OR ACQUISITIONS	43
	8.3	SECURED INDEBTEDNESS	43
	8.4	GUARANTEES AND OTHER CONTINGENT OBLIGATIONS	43

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	8.5	DISPOSITION OF PROPERTY	44
	8.6	DISTRIBUTIONS IN RESPECT OF EQUITY	44
	8.7	LOANS TO AND TRANSACTIONS WITH AFFILIATES	45
	8.8	DEPOSITS, INVESTMENTS, ADVANCES OR LOANS	45
	8.9	USE OF PROCEEDS	45

9.	DEFAULT AND RIGHTS AND REMEDIES; THE AGENT		46

	9.1	LIABILITIES	46
	9.2	RIGHTS AND REMEDIES; WAIVER OF RIGHTS UNDER FARM CREDIT ACT	46
	9.3	WAIVER OF DEMAND	47
	9.4	WAIVER OF NOTICE	47
	9.5	AUTHORIZATION AND ACTION	47
	9.6	AGENT’S RELIANCE, ETC	47
	9.7	NOTICES OF DEFAULTS	48
	9.8	THE AGENT AS A LENDER, AFFILIATES	48
	9.9	NON-RELIANCE ON AGENT AND OTHER LENDERS	48
	9.10	INDEMNIFICATION	48
	9.11	SUCCESSOR AGENT	48
	9.12	VERIFICATION OF BORROWING NOTICES	50
	9.13	GUARANTOR RELEASES	50

10.	MISCELLANEOUS		50

	10.1	TIMING OF PAYMENTS	50
	10.2	ATTORNEYS’ FEES AND COSTS	50
	10.3	EXPENDITURES BY THE AGENT	51
	10.4	THE AGENT’S COSTS AND EXPENSES AS ADDITIONAL LIABILITIES	51
	10.5	CLAIMS AND TAXES	52
	10.6	CUSTODY AND PRESERVATION OF COLLATERAL	52
	10.7	INSPECTION	52
	10.8	EXAMINATION OF BANKING RECORDS	52
	10.9	GOVERNMENTAL REPORTS	53
	10.10	RELIANCE BY THE AGENT, THE ISSUER AND THE LENDERS	53
	10.11	PARTIES	53
	10.12	APPLICABLE LAW; SEVERABILITY	53
	10.13	SUBMISSION TO JURISDICTION; WAIVER OF BOND AND TRIAL BY JURY	53
	10.14	APPLICATION OF PAYMENTS; WAIVER	54
	10.15	MARSHALING; PAYMENTS SET ASIDE	54
	10.16	SECTION TITLES	55
	10.17	CONTINUING EFFECT	55

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10.18	NO WAIVER	55
10.19	NOTICES	55
10.20	REGULATORY CHANGES	56
10.21	LIBOR RATE LOANS AND DAILY RESET LIBOR RATE LOANS	57
10.22	TAXES	57
10.23	ASSIGNMENTS AND PARTICIPATION	61
10.24	MAXIMUM INTEREST	63
10.25	ADDITIONAL ADVANCES	64
10.26	LOAN AGREEMENT CONTROLS	64
10.27	OBLIGATIONS SEVERAL	64
10.28	PRO RATA TREATMENT	65
10.29	CONFIDENTIALITY	65
10.30	INDEPENDENCE OF COVENANTS	66
10.31	AMENDMENTS AND WAIVERS	66
10.32	REPLACEMENT OF A LENDER	67
10.33	REPRESENTATIONS BY THE LENDERS	67
10.34	COUNTERPARTS AND FACSIMILE SIGNATURES; ELECTRONIC RECORDS	68
10.35	SET-OFF	68
10.36	PATRIOT ACT INFORMATION	68
10.37	NO ADVISORY OR FIDUCIARY RESPONSIBILITY	68
10.38	BINDING EFFECT	69
10.39	FINAL AGREEMENT	69
10.40	AMENDMENT AND RESTATEMENT	69
10.41	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS	70

SCHEDULES
Schedule A        Commitments
Schedule B        Form of Assignment and Acceptance

EXHIBITS
Exhibit 1A        Excluded Consolidated Subsidiaries
Exhibit 2A        Form of Note
Exhibit 4A        List of Closing Documents
Exhibit 5A        Form of Guaranty
Exhibit 5B        Guarantors
Exhibit 6A        Disclosure Schedule
Exhibit 7A-2        Form of Compliance Certificate

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SIXTH AMENDED AND RESTATED LOAN AGREEMENT
THIS SIXTH AMENDED AND RESTATED LOAN AGREEMENT (as amended, modified, supplemented, renewed or restated from time to time, this “Agreement”) is made as of April 13, 2017, by and between THE ANDERSONS, INC., an Ohio corporation (“Borrower”), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party hereto in accordance with the provisions hereof (collectively the “Lenders” and individually a “Lender”, but in any event excluding all Departing Lenders) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), in its capacity as Agent for the Lenders and for the Issuer (in such capacity, the “Agent”).
RECITAL
Borrower, U.S. Bank and certain Lenders, are parties to the Fifth Amended and Restated Loan Agreement dated as of March 4, 2014, (as amended, modified, supplemented, renewed or restated from time to time, the “Existing Agreement” or “Existing Credit Agreement”) whereby U.S. Bank (as the agent and a lender), and the other lenders, agreed to make loans, advances, extensions of credit and/or other financial accommodations to or for the benefit of Borrower. Borrower has requested that the Existing Agreement be amended and restated pursuant hereto.
NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in this Agreement, and of any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of Borrower by the Agent and the Lenders, Borrower, the Agent and the Lenders agree that the Existing Agreement shall be amended and restated to read as follows:
1.DEFINITIONS.
1.1    General Definitions. When used herein, the following capitalized terms shall have the meanings indicated, whether used in the singular or the plural:
“Accounts” shall mean all present and future rights of Borrower and its consolidated subsidiaries to payment for Inventory or other Goods sold or leased or for services rendered, which rights are not evidenced by Instruments or Chattel Paper, regardless of whether such rights have been earned by performance and any other “accounts” (as defined in the Code).
“Acquisition” shall mean any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its consolidated subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Affiliate” shall mean any Person other than Borrower and its consolidated subsidiaries: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, Borrower or its consolidated subsidiaries; (b) that directly or beneficially owns or holds twenty-five percent (25%) or more of any class of the voting equity interest of Borrower or its consolidated subsidiaries; (c) twenty-five percent (25%) or more of the voting equity interest of which is owned directly or beneficially or held by Borrower or its consolidated subsidiaries; or (d) that is a director, officer, agent or employee of Borrower or its consolidated subsidiaries.
“Agent” has the meaning set forth in the introduction and shall include any successor to the Agent that has been appointed in accordance with Section 9.11.
“Agent’s Letter” shall mean the letter agreement between Borrower and the Agent dated April 13, 2017.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or its subsidiaries (whether a consolidated subsidiary or an Excluded Consolidated Subsidiary) from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Applicable Margin” shall mean, with respect to Swing Line Advances and Line of Credit Advances which are Daily Reset LIBOR Rate Loans, Base Rate Loans or LIBOR Rate Loans, Non-Use Fees for the Line of Credit Loan Commitments and Standby LC Fees, the rates per annum as set forth in the tables and paragraph below, for the then applicable Financial Performance Level:
Swing Line Advances, Line of Credit Advances, Non-Use Fees:

Financial Performance Level	Base Rate	Daily Reset LIBOR Rate & LIBOR Rate	Non-Use Fees
Level 1	1.000%	2.000%	0.225%
Level 2	0.750%	1.750%	0.200%
Level 3	0.500%	1.500%	0.175%
Level 4	0.375%	1.375%	0.150%

Letter of Credit Fees:

Financial Performance Level	Standby LC Fees
Level 1	2.000%
Level 2	1.750%
Level 3	1.500%
Level 4	1.375%

The Financial Performance Level shall be Level 3 as of the Closing Date. The Agent will review Borrower’s financial performance as of each fiscal quarter end, beginning with fiscal quarter end March 31, 2017, after its receipt of Borrower’s financial statements and Compliance Certificate as of the end of such fiscal quarter, and will confirm Borrower’s determination as to whether Borrower’s

Financial Performance Level based on such fiscal quarter end is Level 1, Level 2, Level 3 or Level 4. As so confirmed by the Agent, Borrower’s Financial Performance Level will determine the Applicable Margin effective for Swing Line Advances, Line of Credit Advances, the Non-Use Fees for the Line of Credit Loan Commitments and Standby LC Fees for the three month period beginning on the first Business Day of the third month following the end of such fiscal quarter if the Agent receives such quarter end financial statements prior to the last five (5) Business Days of the second month following the end of such fiscal quarter. If the Agent receives such quarter end financial statements during or after the last five (5) Business Days of the second month following the end of such fiscal quarter (but prior to the end of the third month following the end of such fiscal quarter), any reduction in the Applicable Margin will be delayed until the tenth day of the month following the month in which the Agent receives such quarter end financial statements, but any increase in the Applicable Margin will be effective as of the first Business Day of the third month following the end of such fiscal quarter. If the Agent does not receive such quarter end statements prior to the end of the third month following the end of such fiscal quarter, Borrower’s Financial Performance Level shall be deemed to be Level 1 beginning with the tenth day of the fourth month following the end of such fiscal quarter and shall remain at Level 1 until the 15th Business Day after such financial statements are received by the Agent and a determination by the Agent that a different Financial Performance Level shall apply during the remainder of the three month period.
“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
“Available Amount” shall mean, at any time, an amount equal to (i) the Line of Credit Loan Commitments minus (ii) the sum of (A) the aggregate principal amount of the Line of Credit Loan Liabilities, and (B) the aggregate amount of the LC Obligations.
“Bank Products” shall mean any of the following services or facilities extended to Borrower and its consolidated subsidiaries by the Agent, any Lender or any of their affiliates: (a) credit cards or purchase cards; (b) cash management, including controlled disbursement services, automatic clearing house transfer of funds and overdrafts; and (c) facilities and services extended under Rate Protection Agreements.
“Bank Products Agreements” shall mean all documents and agreements relating to Bank Products.
“Bank Products Obligations” shall mean, with respect to any Person, all obligations and liabilities of such Person under any Bank Products Agreements.
“Base Rate” shall mean, for any day, the greatest of (a) 0.0%, (b) the Prime Rate, (c) the Federal Funds Rate plus one half of one percent (0.5%), and (d) the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%); provided that, for the avoidance of doubt, the LIBOR Rate for any day shall be based on the rate reported by the applicable financial information service at approximately 11:00 a.m. London time on such day.

“Base Rate Loan” shall mean any Loan that bears interest at the Base Rate plus the Applicable Margin. With respect to Base Rate Loans, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced by the Agent or with each change in the Federal Funds Rate, as the case may be.
“Borrower and its consolidated subsidiaries” shall mean Borrower and its consolidated subsidiaries except Excluded Consolidated Subsidiaries, except as that term is used in Section 6.13 of this Agreement, Correctness of Financial Statements, Section 6.18 of this Agreement, Solvency, Section 6.26 of this Agreement, Anti-Corruption Laws; Sanctions, Section 7.8 of this Agreement, Books and Records, and Section 7.9, Sanctions; Anti-Money Laundering Compliance, in which cases “Borrower and its consolidated subsidiaries” shall mean Borrower and its consolidated subsidiaries including Excluded Consolidated Subsidiaries.
“Borrower or any consolidated subsidiary of Borrower” shall mean Borrower or any consolidated subsidiary of Borrower except an Excluded Consolidated Subsidiary.
“Business Day” shall mean any day of the year on which commercial banks in New York, New York are not required or authorized to close, provided, in addition however, that when used in the definition of LIBOR Rate, Daily Reset LIBOR Rate or Interest Period, or when otherwise used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan or Daily Reset LIBOR Rate Loan, the term “Business Day” shall exclude any day on which banks in London, England are not open for dealings in deposits of Dollars in the London interbank market.
“Capitalization” shall mean, on any date, the Borrower’s Tangible Net Worth plus Recourse Long Term Debt plus the aggregate of Dollars and investments permitted under clauses (a), (b) and (c) of Section 8.8 (net of all outstanding checks or other debits) in excess of Twenty-Five Million Dollars ($25,000,000) not owned by Excluded Consolidated Subsidiaries.
“Change of Control” shall mean, (a) as to Borrower, (i) the voting stock of Borrower shall cease to be publicly traded, or (ii) more than forty percent (40%) of the voting stock of Borrower is owned or controlled, directly or indirectly by one Person or an affiliated group of Persons, and (b) as to any consolidated subsidiary of Borrower, existing as such on the date of this Agreement, the voting stock or voting or controlling equity interest of such consolidated subsidiary shall cease to be wholly owned by Borrower, except as the result of a merger or asset consolidation with another consolidated subsidiary of Borrower except an Excluded Consolidated Subsidiary.
“Closing Date” shall mean the date of this Agreement.
“Commitment” shall mean, as to any Lender, such Lender’s Line of Credit Loan Commitment, the Agent’s commitment to make Swing Line Advances under the Line of Credit and the Agent’s commitment to cause the Issuance of Letters under the Line of Credit, and “Commitments” shall mean collectively, such Commitments for all the Lenders and the Agent.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for taxes paid in cash or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary non-cash expenses, charges or losses incurred other than in the ordinary course of business and (vi) non-cash expenses related to stock based compensation, minus, to the extent included in Consolidated Net Income, (1) extraordinary income or gains realized other than in the ordinary course of business, (2) interest income, (3) income tax credits and refunds (to the extent not netted from tax expense), and (4) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for Borrower and its subsidiaries on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any Reference Period, (i) if at any time during such Reference Period Borrower or any subsidiary of Borrower shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period Borrower or any subsidiary of Borrower shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period, and with that portion of Consolidated EBITDA corresponding with the subject of such Material Acquisition being determined in accordance with the requirements of this definition.
“Consolidated Interest Expense” shall mean, with reference to any period, the interest expense of Borrower and its subsidiaries calculated on a consolidated basis for such period. For the purposes of calculating Consolidated Interest Expense for any Reference Period, (i) if at any time during such Reference Period Borrower or any subsidiary of Borrower shall have made any Material Disposition, the Consolidated Interest Expense for such Reference Period shall be reduced by an amount equal to the Consolidated Interest Expense (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Interest Expense (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period Borrower or any subsidiary of Borrower shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period, and with that portion of Consolidated EBITDA corresponding with the subject of such Material Acquisition being determined in accordance with the requirements of this definition.
“Consolidated Net Income” shall mean, with reference to any period, calculated on a consolidated basis for such period, the net income (or loss) of Borrower and its subsidiaries prior to giving effect to any deductions for non-controlling interests (which, for the avoidance of doubt, shall be the amount reflected in the Borrower’s financial reporting under the “Net income (loss)” line-item).

“Daily Reset LIBOR Rate” shall mean (i) the greater of (a) zero percent (0.0%) and (b) the applicable interest settlement rate for deposits in Dollars administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for one month appearing on Reuters Screen LIBOR01 (or on any successor or substitute page on such screen) as of 11:00 a.m. (London time) on a Business Day, provided that, if Reuters Screen LIBOR01 (or any successor or substitute page) is not available to the Agent for any reason, the applicable Daily Reset LIBOR Rate for one month shall instead be the applicable interest settlement rate for deposits in Dollars administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for one month as reported by any other generally recognized financial information service selected by the Agent as of 11:00 a.m. (London time) on a Business Day, provided that, if no such interest settlement rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) is available to the Agent, the applicable Daily Reset LIBOR Rate for one month shall instead be the rate determined by the Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) on a Business Day in the approximate amount of U.S. Bank’s relevant Swing Line Loan and having a maturity equal to one month, divided by (ii) the remainder of 1.00 minus the LIBOR Reserve Percentage. For purposes of determining any interest rate hereunder or under any other Financing Agreement which is based on the Daily Reset LIBOR Rate, such interest rate shall change as and when the Daily Reset LIBOR Rate shall change.
“Daily Reset LIBOR Rate Loan” shall mean any Loan that bears interest at the Daily Reset LIBOR Rate plus the Applicable Margin.
“Default” shall mean the occurrence or existence of: (a) an event which, through the passage of time or the service of notice or both, would (assuming no action is taken by Borrower or any other Person to cure the same) mature into a Matured Default; or (b) an event which requires neither the passage of time nor the service of notice to mature into a Matured Default.
“Default Period” shall mean the period of time commencing at the beginning of the first Business Day after the delivery of a “Notice of Default” to the Agent in accordance with Section 9.7 and continuing until the Default or Matured Default described therein is cured or waived, as the case may be, in accordance with the terms of this Agreement.
“Defaulting Lender” shall mean any Lender, as determined by the Agent, that has (a) defaulted on any obligation under this Agreement (including but not limited to its obligation to fund Advances, Loans, Funds Transfers (or purchases of participations in respect thereof, as applicable), reimbursements of drawings under Letters or reimbursement of expenses or amounts due with respect to indemnity claims, in each case within two (2) Business Days of the date when due and in Immediately Available Funds, (b) notified Borrower, the Agent, Issuer or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations (i) under this Agreement or (ii) under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is the subject of a good faith dispute, (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement, or (d) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a governmental authority or an instrumentality thereof. The Agent shall give prompt written notice to Borrower, the Lenders and Issuer of any determination that a Lender is a Defaulting Lender. Notwithstanding the cure or remediation of the events causing a Defaulting Lender to become a Defaulting Lender, a Defaulting Lender shall remain a Defaulting Lender until such time, if any, as the Agent in its sole and absolute discretion determines that such Defaulting Lender is no longer a Defaulting Lender and the Agent gives written notice of such determination to Borrower, the Lenders and Issuer; provided however, in the event that the only basis upon which a Defaulting Lender has been determined to be a Defaulting Lender is the failure to timely provide the required confirmation in accordance with item c. above, then promptly upon receipt of such confirmation the Agent shall determine that such Defaulting Lender is no longer a Defaulting Lender and give written notice of such determination to Borrower, the Lenders and Issuer. The terms of this Agreement that specify a different treatment of a Defaulting Lender, shall become effective on the date of the written notice from the Agent that a Defaulting Lender has become a Defaulting Lender, and shall cease to be effective on the date of the written notice from the Agent that a Defaulting Lender is no longer a Defaulting Lender. For example, but not by way of limitation, a non-use fee or a letter of credit fee shall cease to accrue in favor of a Defaulting Lender on the date of such notice that a Defaulting Lender has become a Defaulting Lender, and such accrual shall recommence on the date of such notice that a Defaulting Lender is no longer a Defaulting Lender, respectively.
“Departing Lender” shall mean each lender under the Existing Credit Agreement that executes and delivers to the Agent a Departing Lender Signature Page.
“Departing Lender Signature Page” shall mean each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Closing Date.
“Direct Pay Letter of Credit” shall mean any direct pay letter of credit Issued for the account of Borrower under this Agreement or the Existing Agreement.
“Dollars” and “$” shall mean lawful currency of the United States of America.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean (i) (A) a Lender other than a Defaulting Lender or a Lender that would become a Defaulting Lender as a result of becoming an Assignee of a Defaulting Lender, or (B) an affiliate of such Lender; (ii) an Approved Fund; (iii) a commercial bank organized under the laws of the United States, or any state thereof, or a commercial lender organized under the laws of the United States and, in each case, having total assets in excess of Three Billion Dollars ($3,000,000,000), calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank or lender in its jurisdiction of organization; (iv) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having total assets in excess of Three Billion Dollars ($3,000,000,000), calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); (v) the central bank of any country that is a member of the OECD; or (vi) any other business lending organization approved as an Eligible Assignee by the Agent (and, provided that no Default or Matured Default has occurred and is continuing, approved by Borrower, such approval not to be unreasonably withheld), provided, however, that none of Borrower, an Affiliate, a Guarantor or a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) shall qualify as an Eligible Assignee.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Excluded Consolidated Subsidiaries” shall mean, collectively, at any time, those entities that (i) are or have been deemed a direct or indirect consolidated subsidiary of Borrower for any prior or current reportable period, and (ii) are listed on Exhibit 1A (each an “Excluded Consolidated Subsidiary”); provided, however, that no subsidiary shall constitute an Excluded Consolidated Subsidiary if the Borrower or any subsidiary (other than an Excluded Consolidated Subsidiary) (w) has guaranteed the Indebtedness of the applicable Excluded Consolidated Subsidiary, (x) is primarily or secondarily liable for such Indebtedness, (y) has provided credit support for such Indebtedness or (z) is otherwise obligated to pay all or any part of such Indebtedness; provided, further, that the

Rail Group Subsidiaries may constitute Excluded Consolidated Subsidiaries even if the Borrower guarantees the Rail Group Indebtedness so long as such guaranty is permitted under Section 8.4(e).
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any obligation arising under a Swap Contract if, and only to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such guarantor or the grant of such security interest becomes effective with respect to such obligation. If an obligation under a Swap Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, in the case of each Lender, the Issuer, and the Agent, (i) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Lender, the Issuer or the Agent is incorporated or is organized or in which its principal executive office is located, (ii) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to the laws in effect at the time such Non-U.S. Lender becomes a party to this Agreement, except in each case to the extent that, pursuant to Section 10.22(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto, or is attributable to the Non-U.S. Lender’s failure to comply with Section 10.22(f), and (iii) any U.S. federal withholding taxes imposed by FATCA.
“Farm Credit System Institution” shall mean any farm credit bank, any Federal land bank association, any production credit association, the banks for cooperatives, and such other institutions as may be subject to regulation by the Farm Credit Administration, including, without limitation, any federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time.
“Farm Products” shall mean all personal property owned by Borrower and its consolidated subsidiaries used or for use in farming or livestock operations, including without limitation, seed and harvested or un-harvested crops of all types and descriptions, whether annual or perennial and including trees, vines and the crops growing thereon, native grass, grain, feed, feed additives, feed ingredients, feed supplements, fertilizer, hay, silage, supplies (including without limitation, chemicals, veterinary supplies and related Goods), livestock of all types and descriptions (including without limitation, the offspring of such livestock and livestock in gestation) and any other “farm products” (as defined in the Code).
“FATCA” shall mean Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Rate” shall mean, for any day, the greater of (i) zero percent (0%) and (ii) the rate of interest per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent in its sole discretion.
“Financial Performance Level” shall mean the applicable level of Borrower’s financial performance determined in accordance with the table set forth below at the end of each fiscal quarter.

Financial Performance Level	Recourse Long Term Debt to Capitalization Ratio
Level 1	Greater than 65%
Level 2	Less than or equal to 65% but greater than 50%
Level 3	Less than or equal to 50% but greater than 35%
Level 4	Less than or equal to 35%

“Financing Agreements” shall mean all agreements, instruments and documents, including without limitation, this Agreement and all notes, letter of credit applications, guarantees, consents, assignments, contracts, notices and all other written matter at any time executed by or on behalf of Borrower and delivered to the Agent for the benefit of the Lenders in relation to this Agreement, together with all amendments and all agreements and documents referred to therein or contemplated thereby and all Bank Products Agreements.
“Fund” shall mean any Person (other than a natural Person or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any arbitration panel, any court, any commission, any agency or any instrumentality of the foregoing and any supra-national bodies (such as the European Union or the European Central Bank).
“Governmental Requirement” shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them (including any of the foregoing that relate to environmental standards or controls and occupational safety and health standards or controls).
“Hedged Activity” shall mean those types of gross margin hedged activities including but not limited to weather, currency, interest rates or Inventory that are hedged against price fluctuation using recognized methods of hedging, including but not limited to futures contracts or off exchange swap contracts placed through a recognized commodities broker or swap dealer adjusted to include all current and non-current commodity derivative assets and liabilities recorded on the Borrower’s balance sheet in accordance with GAAP.
“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Swing Line, the Line of Credit (and the Line of Credit Notes), or on other amounts, if any, payable to such Lender pursuant to this Agreement or any other Financing Agreement, under laws applicable to such Lender which are in effect from time to time, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
“Immediately Available Funds” shall mean funds with good value on the day and in the city in which payment is received.
“Indebtedness” with respect to any Person shall mean, at any time, without duplication, (a) (i) its liabilities for borrowed money and (ii) its redemption obligations in respect of preferred stock which is or upon the occurrence of certain events may be mandatorily redeemable by the holders thereof at any time prior to the payment in full of the Liabilities; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of capital leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of synthetic leases assuming such synthetic leases were accounted for as capital leases; (d) all liabilities for borrowed money secured by any lien or security interest with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and (f) any guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof. Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
“Indemnified Taxes” shall mean Taxes imposed on or with respect to any payment made by or on account of any obligation of any Borrower or Guarantor, respectively, under any Financing Agreement, other than Excluded Taxes and Other Taxes.
“Interest Period” shall mean: with respect to LIBOR Rate Loans, the period of time for which the LIBOR Rate shall be in effect as to any LIBOR Rate Loan and which shall be a seven day or one, two, three or six month period of time, commencing with the borrowing date of the LIBOR Rate Loan or the expiration date of the immediately preceding Interest Period, as the case may be, applicable to and ending on the effective date of any rate change or rate continuation made as provided in Section 2.2 as Borrower may specify in the notice of borrowing delivered pursuant to Section 2.2 or the notice of interest conversion delivered pursuant to Section 2.2; provided however, that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period shall extend beyond the Maturity Date; and (iii) there shall be no more than five (5) seven day Interest Periods and no more than twenty (20) Interest Periods (of all types) for LIBOR Rate Loans at any one time in the aggregate under this Agreement.
“Inventory” shall mean any and all Goods which shall at any time constitute “inventory” (as defined in the Code) or Farm Products owned by Borrower and its consolidated subsidiaries, wherever located (including without limitation, Goods in transit and Goods in the possession of third parties, and rail cars owned by the Borrower and its consolidated subsidiaries), or which from time to time are held for sale, lease or consumption in Borrower’s business, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including without limitation, packaging and/or shipping materials).
“IRC” shall mean the Internal Revenue Code of 1986, as amended, as at any time in effect, together with all regulations and rulings thereof or thereunder issued by the Internal Revenue Service.
“Issue”, “Issued”, “Issues” and “Issuance” shall mean, as the context requires, with respect to a Letter, the issuance, extension or other amendment of a Letter pursuant to this Agreement.
“Issuer” shall mean, with respect to a Letter, any party that Issues such Letter pursuant to this Agreement or that has Issued a Letter under the Existing Agreement.
“LC Obligations” shall mean, at any time, an amount equal to the aggregate undrawn and unexpired amount of the outstanding Letters, together with the aggregate amount of any unpaid reimbursement obligations with respect to any Letters.
“Letter” or “Letters” shall mean a Standby Letter of Credit Issued for the account of Borrower pursuant to Section 2.1.4 or under the Existing Agreement, or all of such letters of credit, respectively.

“Liabilities” shall mean any and all liabilities, obligations and indebtedness of Borrower and its consolidated subsidiaries to the Agent, any Lender or Issuer, or to any affiliate of the Agent or a Lender on account of Bank Products Obligations, of any and every kind and nature, at any time owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including without limitation LC Obligations, Bank Products Obligations, fees, charges and obligations of performance) and whether arising or existing under this Agreement or any of the other Financing Agreements or by operation of law. For avoidance of doubt the parties agree that Liabilities does not include (x) Excluded Swap Obligations and (y) obligations under Swap Contracts that are basis swaps related to commodities, commodity swaps, commodity options and forward commodity contracts, together with any related transactions, and the related confirmations, which are subject to the terms and conditions of, or governed by, a form of master agreement published by the International Swaps and Derivatives Association, Inc.
“LIBOR Rate” shall mean, with respect to each day for the relevant Interest Period applicable to a LIBOR Rate Advance, (i) the greater of (a) zero percent (0.0%) and (b) the applicable interest settlement rate for deposits in Dollars administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) appearing on the applicable Reuters Screen (or on any successor or substitute page on such screen) as of 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if the applicable Reuters Screen (or any successor or substitute page) is not available to the Agent for any reason, the applicable LIBOR Rate for the relevant Interest Period shall instead be the applicable interest settlement rate for deposits in Dollars administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) as reported by any other generally recognized financial information service selected by the Agent as of 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such interest settlement rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) is available to the Agent, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of U.S. Bank’s relevant LIBOR Rate Loan and having a maturity equal to such Interest Period, divided by (ii) the remainder of 1.00 minus the LIBOR Reserve Percentage.
“LIBOR Rate Loan” shall mean any Loan that bears interest at the LIBOR Rate plus the Applicable Margin.
“LIBOR Reserve Percentage” shall mean the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

“Limited Recourse Debt” shall mean, for any date of determination, Indebtedness of Borrower or any consolidated subsidiary of Borrower that is borrowed, raised or incurred with respect to the financing of its Transportation Assets in respect of which recourse of the limited recourse financiers is limited to such Transportation Assets.
“Line of Credit Loan Commitment” shall mean as to any Lender, such Lender’s Pro Rata Percentage of Eight Hundred Million Dollars ($800,000,000), as set forth opposite such Lender’s name under the heading “Line of Credit Loan Commitments” on Schedule A, subject to Assignment and Acceptance in accordance with Section 10.23, and as such amount may be reduced or terminated from time to time pursuant to Sections 2.3(c), 2.8 or 9.1 and as such amount may be increased from time to time pursuant to Section 10.31(b); and “Line of Credit Loan Commitments” shall mean collectively, the Line of Credit Loan Commitments for all the Lenders.
“Line of Credit Loan Liabilities” shall mean all of the Liabilities (including without limitation the principal and interest owing under the Swing Line) other than: (a) the LC Obligations; and (b) Bank Products Obligations.
“Margin / Swap Accounts” shall mean, collectively, all Commodity Accounts and all Commodity Contracts and (to the extent not included in Commodity Accounts or Commodity Contracts) all Swap Contracts and cash forward contracts maintained by Borrower and its consolidated subsidiaries with respect to Hedged Activity.
“Material Acquisition” shall mean any Permitted Acquisition that involves the payment of consideration by Borrower and its subsidiaries in excess of Seventy-Five Million Dollars ($75,000,000).
“Material Disposition” shall mean any sale, transfer or disposition of Property or series of related sales, transfers, or dispositions of Property (other than inventory in the ordinary course of business) that yields gross proceeds to Borrower or any of its subsidiaries in excess of Seventy-Five Million Dollars ($75,000,000).
“Material Indebtedness” shall mean Indebtedness of Borrower or any Guarantor in an outstanding principal amount to a single creditor in excess of Thirty Million Dollars ($30,000,000) in the aggregate.
“Material Indebtedness Agreement” shall mean any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
“Material Subsidiary” shall mean, at the fiscal quarter end with respect to which, pursuant to Section 7.1, financial statements have been, or are required to have been, delivered by Borrower, as reflected in such financial statements, a direct or indirect consolidated subsidiary of Borrower (a) which contributed more than ten percent (10%) of Consolidated EBITDA, or (b) has assets which represent more than ten percent (10%) of the consolidated gross assets of Borrower and its consolidated subsidiaries.

“Material Subsidiaries” shall mean, at the fiscal quarter end with respect to which, pursuant to Section 7.1, financial statements have been, or are required to have been, delivered by Borrower, as reflected in such financial statements, the direct or indirect consolidated subsidiaries of Borrower (a) which in the aggregate contributed more than twenty-five percent (25%) of Consolidated EBITDA, or (b) has in the aggregate assets which represent more than twenty-five percent (25%) of the consolidated gross assets of Borrower and its consolidated subsidiaries.
“Matured Default” shall mean the occurrence or existence of any one or more of the following events: (a) Borrower fails to pay any principal pursuant to any of the Financing Agreements (other than the Bank Products Agreements) on the day such principal becomes due or is declared due or Borrower fails to pay any interest pursuant to any of the Financing Agreements on or before five (5) days after such interest becomes due or is declared due; (b) Borrower fails to pay any of the Liabilities (other than principal and interest) on or before ten (10) days after such Liabilities become due or are declared due; (c) a Change of Control shall occur; (d) Borrower or any consolidated subsidiary of Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement or in any of the other Financing Agreements (other than those covenants, conditions, promises and agreements referred to or covered in (a), (b), and (c) above), and, with respect to covenants, conditions, promises and agreements other than those set forth in Section 7.2(a) (with respect to maintenance of existence), Section 7.4 and Article 8, for which there is no grace period provided hereby, such failure or neglect continues for more than thirty (30) days after such failure or neglect first occurs; (e) the Available Amount, as calculated in accordance with the definition thereof, results in a negative amount; (f) any warranty or representation at any time made by or on behalf of Borrower in connection with this Agreement or any of the other Financing Agreements is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by or on behalf of Borrower to the Agent or any other Lender is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified; (g) a judgment in excess of Thirty Million Dollars ($30,000,000) is rendered against Borrower or any Guarantor of any of the Liabilities and such judgment remains unsatisfied or un-discharged and in effect for sixty (60) consecutive days without a stay of enforcement or execution, provided, however, that this clause (g) shall not apply to any judgment for which Borrower is fully insured (through insurance policies and/or self-insurance reserves); (h) all or any material part of the assets of Borrower or any Guarantor of any of the Liabilities come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (i) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Borrower or any Guarantor of any of the Liabilities and such proceeding is not dismissed within thirty (30) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Borrower or any Guarantor of any of the Liabilities, or Borrower or any Guarantor of any of the Liabilities makes an assignment for the benefit of creditors; (j) Borrower or any Guarantor of any of the Liabilities voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated; (k) Borrower or any consolidated subsidiary of Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency or by the termination or expiration of any permit or license, from conducting all or any material part of its business affairs; (l) Borrower or any Guarantor of any of the Liabilities fails to make any payment when due (beyond the applicable grace period with respect thereto, if any) in respect of any Material Indebtedness, or otherwise defaults on any other obligation (beyond the applicable grace period with respect thereto, if any) contained in any Material Indebtedness Agreement (including, without limitation, any breach of representation, warranty or covenant governing such obligation), and the effect of such failure or default is to cause or permit the holder(s) or trustee of such Material Indebtedness to cause any portion of such Material Indebtedness to become due prior to its date of maturity; or (m) any Guarantor of any of the Liabilities asserts the invalidity of their guaranty, purports to terminate their guaranty or purports to limit the application thereof to then existing Liabilities.
“Maturity Date” shall mean, as applicable, the earlier of: (a) April 13, 2022; and (b) in all cases, the earlier date of termination in whole of the Commitments pursuant to Sections 2.3(c), 2.8 or 9.1.
“Non-U.S. Lender” shall mean a Lender that is not a United States person as defined in Section 7701(a)(30) of the IRC.
“Note” or “Notes” shall mean any one of the Line of Credit Notes or all of the Line of Credit Notes, respectively.
“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Agreement.
“PATRIOT Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).
“Permitted Acquisition” shall mean any Acquisition made by the Borrower or any of its consolidated subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Matured Default shall have occurred and be continuing or would result from such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Borrower’s or is a line of business that is similar, ancillary or complementary thereto or is a reasonable extension thereof, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, and (e) with respect to any Acquisition where the aggregate consideration (including, without limitation, any assumption of Indebtedness) in respect thereof equals or exceeds Seventy-Five Million Dollars ($75,000,000), the Borrower shall have furnished to the Agent a certificate demonstrating in reasonable detail pro forma compliance with the financial covenants contained in Section 7.4 for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period.
“Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof), including without limitation, Affiliates.
“Prime Rate” shall mean the prime rate announced by U.S. Bank from time to time, which is a base rate that the Agent from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans which make reference thereto. The Prime Rate is not necessarily the lowest rate offered by U.S. Bank.
“Property” shall mean those premises owned or operated by Borrower and its consolidated subsidiaries.
“Pro Rata Percentage” shall mean with respect to each Lender, as applicable, (a) with respect to the Line of Credit, the Swingline and the Letters, such Lender’s Pro Rata Percentage of the Line of Credit Loan Commitments as set forth in Schedule A (or any replacement thereof by proper amendment thereto), and (b) with respect to matters not specifically related to the Line of Credit, the Swingline and the Issuance of Letters the weighted average (weighted based on the proportionate amounts of the total Line of Credit Loan Commitments and the total Line of Credit Loan Commitments) of such Lender’s Pro Rata Percentage of the Line of Credit Loan Commitments as set forth in Schedule A (or any replacement thereof by proper amendment thereto), in each case, as adjusted from time to time in accordance with Section 10.23, and in each case such percentages shall be applicable even in the event that the commitments of the Lenders to make Advances have been suspended or terminated in accordance with the terms of this Agreement.

“Rail Assets” shall mean transportation-related assets used for commercial purposes, including, but not limited to, locomotives, railcars, barges, any leases or lease receivables or accounts or notes receivable related to such assets and property, plant and equipment related to the maintenance, repair, operation and/or management of such transportation-related assets.
“Rail Group Indebtedness” shall mean certain Indebtedness assigned by the Borrower and certain of its subsidiaries and assumed by the Rail Group Subsidiaries in connection with the Rail Group Reorganization; provided, that at no time shall the aggregate principal amount of the Rail Group Indebtedness exceed Forty-Eight Million Six Hundred Twenty-One Thousand Forty-Seven Dollars ($48,621,047).
“Rail Group Reorganization” shall mean the transfer by Borrower and its consolidated subsidiaries of all or substantially all of the Rail Assets of Borrower and its consolidated subsidiaries to the Rail Group Subsidiaries.

“Rail Group Subsidiaries” shall mean, collectively, at any time, those Excluded Consolidated Subsidiaries identified on Exhibit 1A as Rail Group Subsidiaries, including any wholly owned subsidiaries of such identified Rail Group Subsidiaries (each a “Rail Group Subsidiary”).
“Rate Protection Agreement” shall mean, collectively, any Swap Contract designed to protect against fluctuations in interest rates or currency exchange rates entered into by Borrower under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an affiliate of a Lender. For avoidance of doubt the parties agree that Swap Contracts that are basis swaps related to commodities, commodity swaps, commodity options and forward commodity contracts, together with any related transactions, and the related confirmations, which are subject to the terms and conditions of, or governed by, a form of master agreement published by the International Swaps and Derivatives Association, Inc. shall not be Rate Protection Agreements.
“Recourse Debt” shall mean, for any date of determination any Indebtedness, other than (i) Rail Group Indebtedness owing by the Rail Group Subsidiaries that is guaranteed by the Borrower in accordance with Section 8.4(e), and (ii) Limited Recourse Debt of any Person including the Borrower and its consolidated subsidiaries, (a) that is secured by any assets of Borrower or any consolidated subsidiary of Borrower, or (b) that Borrower or any consolidated subsidiary of Borrower is obligated to repay by reason of a guaranty, by acting as a primary or secondary obligor or otherwise. For the avoidance of doubt, any financing of Transportation Assets where recourse for such financing extends beyond the applicable Transportation Assets shall constitute Recourse Debt.
“Recourse Long Term Debt” shall mean Recourse Debt of any Person, including Borrower and its consolidated subsidiaries, that is classified as non-current per GAAP, including the current portion thereof, if any. In addition, any Loan or Letter proceeds used to consummate a Permitted Acquisition, a capital expenditure or a purchase of fixed assets shall constitute Recourse Long Term Debt; provided, however, that no Loan or Letter proceeds used to consummate an Acquisition of Accounts, Inventory or other current assets shall constitute “Recourse Long Term Debt” unless designated as such by the Borrower in a written notice to the Agent.
“Recourse Long Term Debt to Capitalization Ratio” shall mean, as of any date, the ratio of Recourse Long Term Debt to Capitalization.
“Reference Period” shall mean any period of four (4) consecutive fiscal quarters.
“Required Lenders” shall mean, at any time Lenders other than any Defaulting Lender holding in the aggregate more than fifty percent (50%) of the aggregate amount of all of the Lenders’ Commitments, excluding the Commitment of any Defaulting Lender, which percentage shall be applicable even in the event that the commitments of the Lenders to make Advances have been suspended or terminated in accordance with the terms of this Agreement.
“Sanctions” shall mean sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United

Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Standby Letter of Credit” shall mean any standby letter of credit, which shall be deemed to include any Direct Pay Letter of Credit Issued for the account of Borrower under this Agreement or the Existing Agreement.
“Subordinated Debt” shall mean the consolidated, subordinated, unsecured debt of Borrower that is subordinated to the Liabilities in accordance with a subordination agreement or subordination agreements, in form and substance acceptable to the Required Lenders.
“swap” shall mean any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Contract” shall mean (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.
“Swing Line Limit” shall mean Eighty Million Dollars ($80,000,000); provided, however, up to two times during any calendar year such amount may be increased by the Borrower to One Hundred Million Dollars ($100,000,000) so long as (i) no Default or Matured Default is then outstanding or would result therefrom, (ii) the Agent and Swing Line Lender receive at least seven (7) days prior written notice of such increase, (iii) such increase shall only be in effect for thirty consecutive calendar days, and (iv) at the end of such 30-day period, the Borrower shall make all prepayments necessary to cause the then outstanding principal amount of Swing Line Loans to equal or be less than Eighty Million Dollars ($80,000,000).
“Tangible Net Worth” shall mean, for any date of determination, Borrower’s and its consolidated subsidiaries’ (a) net worth (including, for the avoidance of doubt, the book value of minority interests), minus (b) the book value of intangible assets, plus (c) the book amount of deferred income, minus (d) without duplication, Recourse Debt. For the avoidance of doubt, “Tangible Net Worth” shall include the value of an Excluded Consolidated Subsidiaries’ equity to the extent it is owned by the Borrower or its consolidated subsidiaries.
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.

“Transportation Assets” shall mean various types of transportation assets including but not limited to locomotives, railcars, maintenance of way equipment, barges, trucking equipment, containers and farm equipment and any leases or lease receivables or accounts or notes receivable related to such assets.
“Type” shall mean, with respect to any Loan, whether such Loan is a Daily Reset LIBOR Rate Loan, a Base Rate Loan or a LIBOR Rate Loan.
“U.S. Bank” shall mean U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.
“Working Capital” shall mean, as of any date of determination, for the Borrower and its consolidated subsidiaries, the excess of current assets over current liabilities, determined in accordance with GAAP. For purposes of determining the current liabilities of the Borrower and its consolidated subsidiaries, the aggregate principal amount of all outstanding Loans and Letters hereunder (other than Loans and Letters used to finance Permitted Acquisitions, capital expenditures or purchases of fixed assets), together with all interest, fees and expenses in respect thereof shall constitute current liabilities.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Index to Other Definitions. When used herein, the following capitalized terms shall have the meanings given in the indicated portions of this Agreement:

Term	Location
Advance, Advances	Section 2.1.5
Agreement	Introduction
Application	Section 2.1.4
Assignee	Section 10.23
Assignment and Acceptance	Section 10.23
Beneficiary	Section 2.1.4
Benefit Plans	Section 6.19
Borrower	Introduction
Change	Section 10.20
Code	Section 1.4
Compliance Certificate	Section 7.1
Default Rate	Section 2.2(d)
Environmental Laws	Section 6.9
ERISA	Section 6.19
Excess	Section 10.24
Existing Agreement	Recital
Funds Transfer	Section 2.1.5
Guarantor	Section 5.2
ISP98	Section 2.1.4
Lenders	Introduction
Line of Credit	Section 2.1.2
Line of Credit Advances	Section 2.1.2
Line of Credit Notes	Section 2.1.2
Loan Account	Section 2.6
Loan, Loans	Section 2.1.5
Non-Use Fees	Section 2.5(c)
Purchasing Lender	Section 2.1.5
Replacement Candidate	Section 10.32
Restricted Payments	Section 8.6
Risk-Based Capital Guidelines	Section 10.20
Securities Act	Section 10.33
Selling Lender	Section 2.1.5
Standby LC Fee	Section 2.5(d)
Swing Line	Section 2.1.1
Swing Line Advances	Section 2.1.1
UCP	Section 2.1.4

1.3    Accounting Terms. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 7.1; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its consolidated subsidiaries at ”fair value”, as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein or in any agreement, document or instrument delivered in connection herewith, and the Borrower, the Agent or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financing statements required hereunder. In addition, notwithstanding any other provision contained herein, the definitions set forth in this Agreement and any financial calculations required by this Agreement shall be computed to exclude any change to lease accounting rules from those in effect on the date hereof pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date hereof.
1.4    Others Defined in New York Uniform Commercial Code. All other terms contained in this Agreement (which are not specifically defined in this Agreement) shall have the meanings set forth in the Uniform Commercial Code of New York (“Code”) to the extent the same are used or defined therein, specifically including, but not limited to the following: Chattel Paper, Commercial Tort Claims, Commodity Accounts, Commodity Contracts, Electronic Chattel Paper, Goods, Instruments, Investment Property, Letter of Credit Rights, General Intangibles, Payment Intangibles, Securities Accounts and Tangible Chattel Paper.
2.    LOANS, LETTERS OF CREDIT AND FEES.
2.1    Loans and Letters of Credit. Subject to all of the terms and conditions contained in this Agreement, the Agent and the Lenders severally and not jointly agree to make the following extensions of credit to or for the benefit of Borrower:
2.1.1    Swing Line. The Agent may, but shall not be obligated, to make advances (“Swing Line Advances”) to Borrower from time to time on any one or more Business Days from and after the date of this Agreement, upon Borrower’s written (including facsimile) notice or oral notice followed by written (including facsimile) confirmation, given by Borrower to the Agent not later than 1:00 p.m. (local time in Denver, Colorado) on the Business Day of any proposed Advance, through and including the Maturity Date, in amounts up to the lesser of: (a) the Swing Line Limit minus the outstanding Swing Line Advances; or (b) the Available Amount (“Swing Line”). The

Swing Line Advances shall be repayable in accordance with the terms of this Agreement (as further evidenced by Borrower’s Line of Credit Note to the Agent). The Agent, upon the written approval of the Required Lenders, may, but shall not be obligated, to make Swing Line Advances to Borrower in excess of the dollar amount stated above (but not in excess of the Available Amount), and any such Swing Line Advances shall also be governed by the terms hereof. Swing Line Advances shall be made, if at all, only in the sole and absolute discretion of the Agent, and in any event shall not be made if any Lender is a Defaulting Lender.
2.1.2    Line of Credit. Each Lender severally agrees to make advances (“Line of Credit Advances”) to Borrower from time to time on any one or more Business Days from and after the date of this Agreement (through the Agent as set forth in Section 2.1.5 or Section 2.2(f)), upon Borrower’s written (including facsimile) notice or oral notice followed by written (including facsimile) confirmation, given by Borrower to the Agent not later than 10:00 am (local time in Denver, Colorado) on the second Business Day prior to the date of any proposed LIBOR Rate Loan or upon Borrower’s written (including facsimile) notice or oral notice followed by written (including facsimile) confirmation, given by Borrower to the Agent not later than 10:00 am (local time in Denver, Colorado) on the Business Day of the date of any proposed Base Rate Loan, up to an aggregate principal amount not exceeding each such Lender’s Pro Rata Percentage of the Available Amount on such Business Day through the Maturity Date, in aggregate amounts up to the Available Amount (“Line of Credit”). The Line of Credit Advances shall be repayable in accordance with the terms of this Agreement (as each Lender’s Commitment may be, but is not required to be, further evidenced by a promissory note in substantially the form attached as Exhibit 2A hereto (each, a “Line of Credit Note”), executed by the Borrower and delivered to any Lender that has requested such a Line of Credit Note). Notwithstanding the foregoing or anything to the contrary set forth herein, no more than Four Hundred Million Dollars ($400,000,000) of the Line of Credit Loan Commitment shall be available for capital expenditures and purchases of fixed assets (in each case to the extent not prohibited hereunder) and Permitted Acquisitions; provided, however, that unless designated as being subject hereto in a written notice from the Borrower to the Agent, no Acquisition of Accounts, Inventory or other current assets shall be subject to this Four Hundred Million Dollars ($400,000,000) limitation.
2.1.3    Intentionally Omitted.
2.1.4    Letters of Credit.
(a)    The Agent further agrees to Issue or cause to be Issued by a Lender that agrees, in each case, to be the Issuer, Letters for Borrower’s account for any purpose acceptable to the Agent in its reasonable discretion (the Agent or such Lender thereby becoming an Issuer), with an expiration date not later than the earlier of (a) one (1) year after the date of Issuance, or (b) the fifth day prior to the Maturity Date, in amounts up to the lesser of: (y) Ninety Million Dollars ($90,000,000) minus the then outstanding LC Obligations; or (z) the Available Amount, for the benefit of one or more beneficiaries to be named by Borrower (the “Beneficiary”, whether one or more), in form and substance acceptable to the Agent. Letters which provide for an automatic extension of the expiration date may not automatically extend for more than one (1) year at each extension and shall, in the sole discretion of the Agent, not be allowed to automatically extend to a date later than the fifth day prior to the Maturity Date; provided, however, that a Letter may mature up to one (1) year after the Maturity Date if such Letter is cash collateralized no later than five (5) days prior to the Maturity Date on terms and conditions acceptable to the Agent and the applicable Issuer in an amount equal to the undrawn face amount thereof. In order to effect the Issuance of each Letter, Borrower shall deliver to the Agent a letter of credit application (the “Application”) not later than 11:00 a.m. (Denver, Colorado time), five (5) Business Days prior to the proposed date of Issuance of the Letter. The Application shall be duly executed by a responsible officer of Borrower, shall be irrevocable and shall (i) specify the day on which such Letter is to be Issued (which shall be a Business Day), and (ii) be accompanied by a certificate executed by a responsible officer setting forth calculations evidencing availability for the Letter and stating that all conditions precedent to such Issuance have been satisfied. Each Letter shall (i) provide for the payment of drafts presented for honor thereunder by the Beneficiary in accordance with the terms thereof, when such drafts are accompanied by the documents described in the Letter, if any, and (ii) to the extent not inconsistent with the express terms hereof or the applicable Application, be subject, as applicable, to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 600 or the International Standby Practices (ISP 98–International Chamber Of Commerce Publication Number 590) (in each case, together with any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by Issuer, the “UCP” and the “ISP98”, respectively), and shall, as to matters not governed by the UCP or the ISP98, be governed by, and construed and interpreted in accordance with, the laws of the State in which Issuer resides. In the event the terms of any Application or any related reimbursement agreement or other related agreement are inconsistent with the terms of this Section 2.1.4, then the terms of this Section 2.1.4 shall be controlling and shall govern over any the terms of any such Application or any related reimbursement agreement or other related agreement.
(b)    Upon the Issuance date of each Letter, the Issuer shall be deemed, without further action by any party hereto, to have sold to each other Lender with a Line of Credit Loan Commitment, and each other Lender with a Line of Credit Loan Commitment shall be deemed, without further action by any party hereto, to have purchased from the Issuer, a participation, to the extent of such Lender’s respective Pro Rata Percentage, in such Letter, the obligations thereunder and in the reimbursement obligations of Borrower due in respect of drawings made under such Letter. If requested by the relevant Issuer, the Agent, the other Lenders will execute any other documents reasonably requested by such Issuer to evidence the purchase of such participation.
(c)    If Issuer has received documents purporting to draw under a Letter that Issuer believes conform to the requirements of the Letter, or if Issuer has decided that it will comply with Borrower’s written or oral request of authorization to pay a drawing on any Letter that Issuer does not believe conforms to the requirements of the Letter, Issuer or the Agent will notify Borrower of that fact. An amount equal to the amount of such drawing shall be paid by Borrower to the Agent for the account of the Issuer on the date such drawing is made. The obligation of Borrower to repay the Agent for the account of the Issuer or the Agent and the Lenders for any Advance under the Swing Line or the Line of Credit made to fund such reimbursement, shall be absolute, unconditional and irrevocable, shall continue for so long as any LC Obligation is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, notwithstanding any of the following:

(i)    Any lack of validity or enforceability of any Letter or LC Obligation;
(ii)    The existence of any claim, setoff, defense or other right which Borrower may have or claim at any time against any Beneficiary, transferee or holder of any Letter (or any Person for whom any such Beneficiary, transferee or holder may be acting), Issuer or any other Person, whether in connection with a Letter, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or
(iii)    Any statement or any other document presented under any Letter proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatever so long as such statement or document appeared to comply with the terms of the Letter.
(d)    None of Issuer, the Lenders or any of the officers, directors, employees, agents or affiliates of any of them shall be liable or responsible for, and the obligations of Borrower to Issuer and the Lenders shall not be impaired by:
(i)    The use that may be made of any Letter or for any acts or omissions of any Beneficiary, transferee or holder thereof in connection therewith;
(ii)    The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged so long as such statement or document appeared to comply with the terms of the Letter;
(iii)    The acceptance by Issuer of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or
(iv)    Any other action of Issuer in making or failing to make payment under any Letter if in good faith and in conformity with applicable U.S. or foreign laws, regulations or customs.
(e)    Notwithstanding the foregoing, Borrower shall have a claim against Issuer and the Agent, and Issuer and/or the Agent shall be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower which were determined in a final non-appealable judgment by a court of competent jurisdiction to be caused by Issuer’s or the Agent’s willful misconduct or gross negligence in determining whether documents presented under any Letter comply with the terms thereof.
(f)    In the event any Lender is a Defaulting Lender, Borrower shall, at the option of the Agent or Issuer, in their sole and absolute discretion, deposit with the Agent, for the ratable benefit of the Lenders and Issuer, cash collateral in an amount equal to such Defaulting Lender’s Pro Rata Percentage of LC Obligations relating to any outstanding or requested Letter, which cash collateral shall be used, if necessary, to cover such Defaulting Lender’s obligation with respect to any drawing under a Letter that is not reimbursed by Borrower. If any Letter is Issued and outstanding on the

Maturity Date, Borrower shall deposit with the Agent, for the ratable benefit of the Lenders and the Issuer: (i) cash collateral, or (ii) a backup letter of credit issued to the Agent and acceptable to the Lenders, in either case, in an amount equal to the LC Obligations relating to such Letter. In each case, such cash collateral shall be held by the Agent in one or more Deposit Accounts which may be interest bearing or non-interest bearing Deposit Accounts. Such cash collateral shall be released, or such backup letter of credit shall be terminated, if at all, only when such Letter has terminated, or in the case of cash collateral deposited with respect to a Defaulting Lender, at such time, if any, that such Defaulting Lender is either no longer a Defaulting Lender, or no longer a Lender.
2.1.5    Funds Transfers.
(a)    The Swing Line Advances and the Line of Credit Advances (collectively “Advances” and individually, an “Advance”) shall also sometimes collectively be referred to in each case as a “Loan” and collectively the “Loans”. It is anticipated that on each Business Day Borrower may wish to borrow and repay Loans under the Line of Credit. To the extent possible, these Loans will be made by the Agent under the Swing Line. To minimize the number of transfers of funds to and from the Lenders resulting from such borrowings and repayments, the Agent may fund daily Loans under the Line of Credit for the accounts of the Lenders and apply daily repayments of Loans under the Line of Credit to the accounts of the Lenders, other than according to the Lenders’ Pro Rata Percentages (i.e., without receiving from the other Lenders their Pro Rata Percentage of a Loan under the Line of Credit on the date of disbursement thereof or without paying the other Lenders their Pro Rata Percentage of a repayment of a Loan under the Line of Credit on the date of payment thereof), provided however, that no such Loan shall be made and no repayment of such a Loan shall be applied other than according to the Lenders’ Pro Rata Percentages, if: (i) at the time of such Loan or repayment the Agent has actual knowledge of a Matured Default, or (ii) after giving effect to such requested Loan or after applying the repayment, the absolute value of the amount that would have to be reallocated to make the Loans under the Line of Credit held according to the Lenders’ Pro Rata Percentages, would exceed the Swing Line Limit; or (iii) after giving effect to such requested Loan, the Agent would hold at the end of any Business Day, Loans under the Swing Line and the Line of Credit exceeding its Line of Credit Loan Commitment plus the Swing Line Limit.
(b)    On any Business Day in the discretion of the Agent, if the outstanding Loans are not held, or will not be held by reason of a request for an Advance, according to the Lenders’ Pro Rata Percentages under the Line of Credit, by reason of Swing Line Advance (or a request therefore) or otherwise, the Agent shall give notice to the Lenders not later 12:00 noon (local time in Denver, Colorado) of the amount of funds to be transferred from the Agent to the Lenders, or from the Lenders to the Agent, or from one Lender to another, as the case may be (each such transfer, an “Funds Transfer”) required (giving effect to anticipated Swing Line Advances and to anticipated payments to be applied under the Swing Line) to cause the respective Loans to be held by the Lenders according to their respective Pro Rata Percentages and subject to each Lender’s maximum Line of Credit Loan Commitment. On the Business Day of such notice the necessary Funds Transfers shall be made in Immediately Available Funds not later than 2:00 p.m. (local time in Denver, Colorado).

(c)    Except as provided in Section 2.1.5(d), any Funds Transfer by the Lenders to the Agent shall be deemed to constitute Loans by such Lenders to Borrower and repayments by Borrower of Loans held by the Agent, and any Funds Transfer by the Agent to the Lenders shall be deemed to constitute Loans by the Agent to Borrower and repayments of Loans held by the Lenders.
(d)    In the event that on the date on which any Funds Transfer is required to be made pursuant to Section 2.1.5(b), a Matured Default of the type described in clause (i) of the definition thereof shall have occurred and be continuing, any Funds Transfer by the Lenders to the Agent, and any Funds Transfer by the Agent to the Lenders shall be deemed to constitute a purchase by the Lenders or the Agent, as the case may be, of a direct interest, in the amount of such Funds Transfer, in outstanding Loans of the Lenders to Borrower, to the end that each of the Lenders shall have an interest therein equal to their respective Pro Rata Percentages as of the date of occurrence of such Matured Default.
(e)    At any time after any Lender (a “Selling Lender”) has received any Funds Transfer that constitutes a purchase by any other Lender (a “Purchasing Lender”) of a direct interest in such Selling Lender’s Loans pursuant to Section 2.1.5(d), if such Selling Lender receives any payment on account of its Loans such Selling Lender will distribute to such Purchasing Lender its proportionate share of such payment (appropriately adjusted in the case of interest payments, to reflect the period of time during which such Purchasing Lender’s direct interest was outstanding and funded); provided however, that in the event that such payment received by such Selling Lender is required to be returned, such Purchasing Lender will return to such Selling Lender any portion thereof previously distributed to it by such Selling Lender.
(f)    Provided that no Lender (other than the Agent, when making Swing Line Advances) shall be required to make Loans or Funds Transfers that would cause its outstanding Loans to exceed its Commitments, each Lender’s obligation to make Funds Transfers pursuant to Section 2.1.5(b) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Agent or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or a Matured Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (iv) any breach of this Agreement by Borrower or any other Lender, including without limitation, any other Lender’s failure to make any Funds Transfer; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. In the event that any Lender (whether or not it has been previously determined by the Agent to be a Defaulting Lender) fails to fund Advances, Loans, Funds Transfers (or purchases of participations in respect thereof, as applicable), or reimbursements of drawings under Letters, in each case when due under this Agreement and in Immediately Available Funds, then, at the option of the Agent, in its sole and absolute discretion, all or any part of such unfunded obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages of their respective Line of Credit Loan Commitment (without taking into account the Line of Credit Loan Commitment of any such Defaulting Lender), provided however, such reallocated funding obligation shall not, in any event, result in any Lender being required to have Loans, reimbursement obligations with respect to drawings under Letters and Funds Transfer obligations in respect of Swing Line Loans, outstanding in an aggregate amount in excess of the maximum dollar amount of its respective Line of Credit Loan Commitment.
2.2    Payment of Principal and Interest; Default Rate. The principal amount outstanding under the Swing Line and the Line of Credit shall be due and payable on the Maturity Date. Loans under the Swing Line shall be Daily Reset LIBOR Rate Loans or Base Rate Loans, as selected by the Borrower; provided, that notwithstanding anything to the contrary set forth herein, the Applicable Margin for any Swing Line Loan shall be such amount as agreed to by the Borrower and the Swing Line Lender until such time as a Matured Default is outstanding, at which time the Applicable Margin as set forth herein shall be used. Loans under the Line of Credit may, at the option of Borrower, be Base Rate Loans or LIBOR Rate Loans. Each request for LIBOR Rate Loans shall be in a minimum amount of One Million Dollars ($1,000,000) and an integral multiple of One Million Dollars ($1,000,000) and shall be subject to the restrictions set forth in the definition of Interest Period and the other restrictions set forth in this Section 2.2. Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth below:
(a)    Except as provided in Subsection (d) of this Section, during such periods as such Loan is a Daily Reset LIBOR Rate Loan, a rate per annum equal to the lesser of (i) the sum of the Daily Reset LIBOR Rate in effect from time to time plus the Applicable Margin and (ii) the Highest Lawful Rate, payable monthly in arrears on the first day of each month commencing May 1, 2017, and on the Maturity Date, which interest may, at the discretion of the Agent, be paid by an Agent initiated Advance pursuant to Section 2.1 or by a debit to a deposit account at U.S. Bank initiated by the Agent per any preauthorization provided by Borrower to the Agent, without prior demand by the Agent.
(b)    Except as provided in Subsection (d) of this Section, during such periods as such Loan is a Base Rate Loan, a rate per annum equal to the lesser of (i) the sum of the Base Rate in effect from time to time plus the Applicable Margin and (ii) the Highest Lawful Rate, payable monthly in arrears on the first day of each month commencing May 1, 2017, and on the Maturity Date, which interest may, at the discretion of the Agent, be paid by an Agent initiated Advance pursuant to Section 2.1 or by a debit to a deposit account at U.S. Bank initiated by the Agent per any preauthorization provided by Borrower to the Agent, without prior demand by the Agent.
(c)    Except as provided in Subsection (d) of this Section, during such periods as such Loan is a LIBOR Rate Loan, a rate per annum during each day of each Interest Period for such Loan equal to the lesser of (i) the sum of the LIBOR Rate for such Interest Period for such Loan plus the Applicable Margin and (ii) the Highest Lawful Rate, payable in arrears on the last day of the Interest Period in respect of such LIBOR Rate Loan, and, if the Interest Period with respect to such LIBOR Rate Loan exceeds three months, the day which is three months after the making of such LIBOR Rate Loan, which interest may, at the discretion of the Agent, be paid by an Agent initiated Advance pursuant to Section 2.1 or by a debit to a deposit account at U.S. Bank initiated by the Agent per any preauthorization provided by Borrower to the Agent, without prior demand by the Agent.

(d)    After the occurrence of a Matured Default and for so long as such Matured Default is continuing, the Agent shall (upon the direction of the Required Lenders) notify Borrower that any and all amounts due hereunder or under any other Financing Agreement, whether for principal, interest (to the extent permitted by applicable law), fees, expenses or otherwise, shall bear interest, from the date of such notice by the Agent and for so long as such Matured Default continues, payable on demand, at a rate per annum (the “Default Rate”) equal to the lesser of (i)(A) with respect to a Daily Reset LIBOR Rate Loan, the sum of two percent (2.0%) per annum plus the Daily Reset LIBOR Rate in effect from time to time plus the Applicable Margin (as set forth herein); (B) with respect to a Base Rate Loan, the sum of two percent (2.0%) per annum plus the Base Rate in effect from time to time plus the Applicable Margin; or (C) with respect to a LIBOR Rate Loan, the sum of two percent (2.0%) per annum plus the LIBOR Rate then in effect for such LIBOR Rate Loan plus the Applicable Margin; or (ii) the Highest Lawful Rate.
(e)    All computations of interest pursuant to this Section 2.2 shall be made by the Agent with respect to all Loans on the basis of a year of 360 days, except, that (x) when interest is computed by reference to the Base Rate or (y) when the foregoing would result in a rate exceeding the Highest Lawful Rate, in each such case, such computations shall be based on a year of 365 or 366 days, as the case may be. Interest with respect to all Loans, whether based on a year of 360, 365 or 366 days, shall be charged for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.
(f)    Subject to the other restrictions set forth in this Agreement, Borrower may on any Business Day, upon Borrower’s written (including facsimile) notice or oral notice followed by written (including facsimile) confirmation, given by Borrower to the Agent not later than 10:00 am (local time in Denver, Colorado) on the second Business Day prior to the date of any proposed interest conversion or rollover, (a) convert Loans of one Type into Loans of another Type, or (b) continue or rollover existing LIBOR Rate Loans; provided however, (i) with respect to any conversion into or rollover of a LIBOR Rate Loan, no Default or Matured Default shall have occurred and be continuing, and (ii) any continuation or rollover of LIBOR Rate Loans for the same or a different Interest Period or into Base Rate Loans, shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans. Each such notice of interest conversion shall specify therein the requested (x) date of such conversion, (y) the Loans to be converted and whether such Loans constitute LIBOR Rate Loans, and (z) if such interest conversion is into Loans constituting LIBOR Rate Loans, the duration of the Interest Period for each such Loan. The Agent shall promptly deliver a copy thereof to each Lender. Each such notice shall be irrevocable and binding on Borrower. If Borrower shall fail to give a notice of interest conversion with respect to any LIBOR Rate Loan as set forth above, such Loan shall automatically convert to a Base Rate Loan on the last day of the Interest Period with respect thereto. The provisions of this Section 2.2(f) shall also apply to initial Advances made as LIBOR Rate Loans.
2.3    Prepayments; Termination of the Commitments.
(a)    Borrower may at any time prepay the outstanding principal amount of any Loan, in either case in whole or in part, in accordance with this Section 2.3. With respect to any prepayment,

Borrower shall give prior written notice of any such prepayment to the Agent, which notice shall state the proposed date of such prepayment (which shall be a Business Day), the Loans to be prepaid and the aggregate amount of the prepayment, and which notice shall be delivered to the Agent not later than 12:00 noon (local time in Denver, Colorado): (a) with respect to any Loan which is a Daily Reset LIBOR Rate Loan or a Base Rate Loan, on the date of the proposed prepayment, and (b) with respect to any Loan which is a LIBOR Rate Loan, two (2) Business Days prior to the date of the proposed prepayment. All prepayments of Daily Reset LIBOR Rate Loans or Base Rate Loans shall be without premium. All prepayments of LIBOR Rate Loans shall be made together with accrued and unpaid interest (if any) to the date of such prepayment on the principal amount prepaid without premium thereon, provided however, that losses, costs or expenses incurred by any Lender as described in Section 2.3(b) shall be payable with respect to each such prepayment. All notices of prepayment shall be irrevocable and the payment amount specified in each such notice shall be due and payable on the prepayment date described in such notice, together with, in the case of LIBOR Rate Loans, accrued and unpaid interest (if any) on the principal amount prepaid and any amounts due under Section 2.3(b). Borrower shall have no optional right to prepay the principal amount of any LIBOR Rate Loan other than as provided in this Section 2.3.
(b)    Borrower will indemnify each Lender against, and reimburse each Lender on demand for, any loss, cost or expense incurred or sustained by such Lender (including without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Rate Loan and/or loss of net yield) as a result of (a) any payment, conversion, rollover, or prepayment of all or a portion of any LIBOR Rate Loan on a day other than the last day of an Interest Period for such LIBOR Rate Loan, (b) any payment, conversion, rollover or prepayment (whether required hereunder or otherwise) of such Lender’s Loan made after the delivery of a notice of borrowing delivered pursuant to Section 2.2 (whether oral or written) but before the proposed date for such LIBOR Rate Loan if such payment or prepayment prevents the proposed borrowing from becoming fully effective, (c) after receipt by the Agent of a notice of borrowing delivered pursuant to Section 2.2, the failure of any Loan to be made or effected by such Lender due to any condition precedent to a borrowing not being satisfied or due to any other action or inaction of Borrower or (d) any rescission of a notice of borrowing delivered pursuant to Section 2.2 or a notice of interest conversion delivered pursuant to Section 2.2. Any Lender demanding payment under this Section 2.3 shall deliver to Borrower and the Agent a statement reasonably setting forth the amount and manner of determining such loss, cost or expense, which statement shall be conclusive and binding for all purposes, absent manifest error. Compensation owing to a Lender as a result of any such loss, cost or expense resulting from a payment, prepayment, conversion or rollover of a LIBOR Rate Loan shall include without limitation, an amount equal to the sum of (i) the amount of the net yield that, but for such event, such Lender would have earned for the remainder of the applicable Interest Period plus (ii) any expense incurred by such Lender. Notwithstanding any provision herein to the contrary, each Lender shall be entitled to fund and maintain its funding of all of any part of the LIBOR Rate Loans in any manner it elects; it being understood, however, that all determinations hereunder shall be made as if the Lender had actually funded and maintained each LIBOR Rate Loan during the Interest Period for such Loan through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period (whether or not the Lender shall have granted any participations in such Loans).

(c)    Borrower shall have the right, upon at least five Business Days’ written notice to the Lenders, to terminate the Line of Credit Loan Commitments, (i) in whole (subject to the last sentence of this Section 2.3(c)) or (ii) in part, in a minimum amount of Five Million Dollars ($5,000,000) and an integral multiple of One Million Dollars ($1,000,000); provided, however, that any such termination shall be accompanied, (i) in the case of a termination in whole, by payment of the Line of Credit Loan Liabilities in full and the return or cash coverage of any Letter then outstanding, or (ii) in the case of a partial termination, payment of the Line of Credit Loan Liabilities to the extent necessary to cause the Available Amount to be not less than zero. Any partial reduction of the Line of Credit Loan Commitments pursuant to this Section 2.3(c) shall result in a reduction pro-rata of the Line of Credit Loan Commitments of each of the Lenders.
2.4    Purpose. The purpose of the Line of Credit is to provide funds for (i) general working capital and corporate purposes, (ii) capital expenditures, (iii) Permitted Acquisitions, and (iv) the refinancing of certain Indebtedness, in each case for the Borrower and its consolidated subsidiaries.
2.5    Loan and Letter of Credit Fees.
(a)    Agent’s Fees. Borrower agrees to pay to the Agent, in respect of its administrative duties hereunder: a one time syndication and arrangement fee on the Closing Date; an annual agent’s fee on the Closing Date and on each anniversary date to the Maturity Date; and one time fronting fees from time to time in respect of the initial Issuance of Letters, all in amounts as set forth in the Agent’s Letter. Each of the Agent’s fees shall be fully earned on the date they become payable and if not paid timely by Borrower, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent. No Persons other than the Agent shall have any interest in any such Agent’s fees.
(b)    Initial Fees. Borrower agrees to pay to the Agent for distribution to the Lenders, including the Agent the one time fees set forth in the Agent’s Letter. Each of these fees shall be fully earned and if not paid timely by Borrower, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.
(c)    Quarterly Non-Use Fees. Borrower agrees to pay to the Agent for distribution to the Lenders other than any Defaulting Lender (based on their respective pro rata average principal amounts outstanding under the Swing Line and the Line of Credit or their respective Pro Rata Percentages if, in any case, said average principal amounts outstanding are zero) quarterly non-use fees (“Non-Use Fees”) through the Maturity Date, calculated using the then applicable rates per annum set forth in the definition of Applicable Margin, and applied to the daily average Available Amount; provided, however, that outstanding Swing Line Loans shall not constitute usage of the Commitments (other than U.S. Bank’s or any successor Swing Line Lender’s Commitments) for purposes of determining Non-Use Fees. The quarterly Non-Use Fees shall be due and payable in arrears with respect to the prior quarter on the first day of each January, April, July and October hereafter through the Maturity Date. Pro-rated Non-Use Fees shall be due and payable on the first day of the quarter following the Closing Date and on the Maturity Date. Pro-rated Non-Use Fees shall be due and payable to the Lenders on the Closing Date based on the Commitments and outstanding amounts under the Existing Agreement. The quarterly Non-Use Fees shall be fully earned as they accrue and if not paid timely by Borrower, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.
(d)    Letter of Credit Fees. Borrower agrees to pay to the Agent, for distribution to the Lenders (based on their respective Pro Rata Percentages), quarterly fees (“Standby LC Fees”), payable in arrears with respect to the prior quarter on the first day of each January, April, July and October, in respect of each Letter that is a Standby Letter of Credit Issued hereunder, calculated using the then applicable rates per annum set forth in the definition of Applicable Margin, and applied to daily average face amounts of all such Letters outstanding during such quarter, respectively. Pro-rated Standby LC Fees shall be due and payable on the first day of the quarter following the Closing Date, on the Maturity Date and, with respect to a Letter that terminates, on the date such Letter terminates. Pro-rated Standby LC Fees shall be due and payable to the Lenders on the Closing Date based on the Letters outstanding under the Existing Agreement. Borrower shall also pay to the Agent for the account of the Issuer Issuing any Letter, the normal and customary processing fees charged by such Issuer in connection with the Issuance of or drawings under each such Letter. Standby LC Fees and related processing fees shall be fully earned as they accrue and if not paid timely by Borrower, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.
(e)    Calculation of Fees. The fees payable under this Section 2.5 which are based on an annual percentage rate shall be calculated by the Agent on the basis of a 360-day year, for the actual days (including the first day but excluding the last day) occurring in the period for which such fee is payable. Each determination by the Agent of fees payable under this Section 2.5 shall be conclusive and binding for all purposes, absent manifest error.
(f)    Fees Not Interest. The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money, and the obligation of Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees described in this Agreement, and expenses otherwise described in this Agreement. Fees shall be payable when due in Dollars and in Immediately Available Funds. All fees shall be non-refundable.
2.6    Borrower’s Loan Account. The Agent shall maintain a loan account (“Loan Account”) on its books in which shall be recorded: (a) all Line of Credit Advances made by the Agent to Borrower pursuant to this Agreement; (b) all receipts and disbursements from and to the other Lenders; (c) all payments made by Borrower; and (d) all other appropriate debits and credits as provided in this Agreement, including without limitation, all receipts of fees, charges, expenses and interest. All entries in Borrower’s Loan Account shall be made in accordance with the Agent’s customary accounting practices as in effect from time to time. Borrower promises to pay the amount reflected as owing by and under its Loan Account and all other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement.
2.7    Statements. All Advances to Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Agent in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the

Agent shall have rendered to Borrower and the Lenders written statements of account, the balance in Borrower’s Loan Account, as set forth on the Agent’s most recent printout, shall be rebuttable presumptive evidence of the amounts due and owing the Lenders by Borrower and, as the case may be, by the Lenders to each other. On or about the last day of each calendar month, the Agent shall mail to Borrower a statement setting forth the balance of Borrower’s Loan Account, including without limitation, principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon Borrower and shall constitute an account stated unless, within sixty (60) days after receipt of any statement from the Agent, Borrower or a Lender shall deliver to the Agent written objection specifying the error or errors, if any, contained in such statement.
2.8    Termination of Agreement. Subject to and in accordance with Section 9.1, the Agent shall have the right, without notice to Borrower, to terminate the Commitments immediately upon a Matured Default. In addition, the Commitments shall be deemed immediately terminated and all of the Liabilities shall be immediately due and payable, without notice to Borrower, on the Maturity Date. In the event the Commitments are terminated, the remainder of this Agreement shall remain in full force and effect until the payment in full of the Liabilities and the termination of any Letters. Notwithstanding the foregoing, in the event that a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by or against Borrower or any Guarantor of the Liabilities, or Borrower or any Guarantor of the Liabilities makes an assignment for the benefit of creditors, the Commitments shall be deemed to be terminated immediately, and all the Liabilities shall be due and payable, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by Borrower, provided, however, that in the event a proceeding against Borrower or any Guarantor of the Liabilities is dismissed within sixty (60) days of the date of its filing then the Commitments shall be deemed to be reinstated as of the date the order of dismissal becomes final and the Agent is given notice thereof, and provided, however, the automatic reimbursement of the Issuer by the Lenders as provided for in this Agreement shall continue with respect to any post-petition drawings under any Letters. This Agreement shall terminate when the Commitments have terminated, any Letters Issued hereunder have terminated and the Liabilities have been indefeasibly paid in full.
3.    INTENTIONALLY OMITTED.
4.    CONDITIONS TO ADVANCES.
Notwithstanding any other provisions to the contrary contained in this Agreement, the making of Advances or the Issuance of Letters provided for in this Agreement shall be conditioned upon the following:
4.1    Compliance. All representations and warranties contained in this Agreement shall be true on and as of the date of the making of each Advance and issuance of each Letter as if such representations and warranties had been made on and as of such date, and no Default or Matured Default shall have occurred and be continuing or shall exist.

4.2    Documentation. Prior to the initial Advance under this Agreement, Borrower shall have executed and/or delivered to the Agent all of the documents listed on the List of Closing Documents attached as Exhibit 4A.
4.3    Acquisition Amounts. No more than Four Hundred Million Dollars ($400,000,000) in the aggregate of Loan or Letter proceeds shall have been used (giving effect to any requested Advance or Letter) to consummate Permitted Acquisitions, capital expenditures or purchases of fixed assets; provided, however, that unless designated as being subject hereto in a written notice from the Borrower to the Agent, no Acquisition of Accounts, Inventory or other current assets shall be subject to this Four Hundred Million Dollars ($400,000,000) limitation.
5.    GUARANTIES. Borrower agrees to obtain, for the ratable benefit of the Lenders, the guaranty or guaranties, the form of which guaranty is attached as Exhibit 5A, of any wholly owned consolidated domestic subsidiary of Borrower, other than an Excluded Consolidated Subsidiary, that is a Material Subsidiary (collectively, the “Guarantors”); provided that, if at any time the aggregate amount contributed to Consolidated EBITDA by all direct or indirect consolidated subsidiaries of Borrower that are not Guarantors or Excluded Consolidated Subsidiaries exceeds twenty-five percent (25%) of Consolidated EBITDA as of the end of any such fiscal quarter, or the assets of all direct or indirect consolidated subsidiaries of Borrower that are not Guarantors or Excluded Consolidated Subsidiaries exceeds twenty-five percent (25%) of the gross assets of Borrower and its consolidated subsidiaries as of the end of any fiscal quarter, Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Agent) shall designate sufficient consolidated subsidiaries of Borrower that are domestic subsidiaries and that are not Excluded Consolidated Subsidiaries as Guarantors to eliminate such excess, and each such designated consolidated subsidiary of Borrower that is a domestic subsidiary shall provide the aforementioned guaranty, the form of which is attached as Exhibit 5A, and shall for all purposes of this Agreement constitute a Guarantor; provided, that no foreign subsidiary shall be required to become a Guarantor, even if the Borrower is unable to satisfy the foregoing requirement based upon guarantees made by domestic subsidiaries. Exhibit 5B contains a list of the wholly owned consolidated subsidiaries of Borrower required to be Guarantors as of the date of this Agreement.
6.    REPRESENTATIONS AND WARRANTIES.
Borrower represents and warrants to the Lenders that:
6.1    Litigation and Proceedings. Except as set forth on Part 1 of Exhibit 6A and except for judgments and pending or, to the best of Borrower’s knowledge, threatened litigation, contested claims and governmental proceedings which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business, no judgments are outstanding against Borrower and its consolidated subsidiaries, nor is there pending or threatened any litigation, contested claim, or governmental proceeding by, against or with respect to Borrower and its consolidated subsidiaries.
6.2    Other Agreements. Except as set forth on part 2 of Exhibit 6A, Borrower and its consolidated subsidiaries are not in default under any contract, lease or commitment to which Borrower or its consolidated subsidiaries are a party or by which Borrower and its consolidated subsidiaries are bound, except those which are not, in the aggregate, material to Borrower’s and its consolidated subsidiaries financial condition, results of operations or business. Borrower knows of no dispute, except as set forth on part 2 of Exhibit 6A, relating to any contract, lease, or commitment of Borrower and its consolidated subsidiaries, except those which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.
6.3    Licenses, Patents, Copyrights, Trademarks and Trade Names. There is no action, proceeding, claim or complaint pending or threatened to be brought against Borrower or its consolidated subsidiaries by any Person which might jeopardize any of Borrower’s or its consolidated subsidiaries interest in any licenses, patents, copyrights, trademarks, trade names or applications except those which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.
6.4    Encumbrances. Except as permitted under Section 8.1, all of the property of Borrower and its consolidated subsidiaries is free and clear of all security interests, liens, claims and encumbrances. Part 3 of Exhibit 6A sets forth all Limited Recourse Debt and Recourse Debt secured by liens that is outstanding as of the Closing Date.
6.5    Location of Assets; Chief Executive Office. The chief executive office of Borrower is located at 1947 Briarfield Boulevard, Maumee, OH 43537. As of the execution of this Agreement, the books and records of Borrower are located at the chief executive office of Borrower. If Borrower shall intend to make any change in any of such locations, Borrower shall notify the Agent at least thirty (30) days prior to such change.
6.6    Tax Liabilities. Borrower and its consolidated subsidiaries have filed all federal, state and local tax reports and returns required by any law or regulation to be filed by Borrower and its consolidated subsidiaries and they have either duly paid all taxes, duties and charges indicated to be due on the basis of such returns and reports or has made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. The reserves for taxes reflected on Borrower’s consolidated balance sheet are adequate in amount for the payment of all liabilities for all taxes (whether or not disputed) of Borrower and its consolidated subsidiaries accrued through the date of such balance sheet. There are no material unresolved questions or claims concerning any tax liability of Borrower and its consolidated subsidiaries, except as described on part 4 of Exhibit 6A.
6.7    Indebtedness. Except as contemplated by this Agreement, as disclosed on part 5 of Exhibit 6A and as disclosed on the financial statements identified in Section 6.13, Borrower has no other indebtedness, contingent obligations or liabilities, outstanding bonds, letters of credit or acceptances to any other Person or loan commitments from any other Person, other than accounts payable incurred in the ordinary course of business.
6.8    Affiliates. Borrower and its consolidated subsidiaries have no Affiliates, other than their directors, officers, agents and employees and those Persons disclosed on part 6 of Exhibit 6A as updated from time to time by Borrower, and the legal relationship of Borrower and its consolidated subsidiaries to each such Affiliate is accurately and completely described thereon.

6.9    Environmental Matters. Except as disclosed on part 7 of Exhibit 6A, (a) Borrower and its consolidated subsidiaries have not received any notice to the effect, or have any knowledge, that the Property or its operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations (“Environmental Laws”) or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower and its consolidated subsidiaries; (b) there have been no releases of hazardous materials at, on or under the Property that, singly or in the aggregate could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower and its consolidated subsidiaries; (c) there are no underground storage tanks, active or abandoned, including without limitation petroleum storage tanks, on or under the Property that, singly or in the aggregate could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower and its consolidated subsidiaries; (d) Borrower and its consolidated subsidiaries have not directly transported or directly arranged for the transportation of any hazardous material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against Borrower and its consolidated subsidiaries for any remedial work, damage to natural resources or personal injury, including without limitation, claims under CERCLA; and (e) no conditions exist at, on or under the Property which, with the giving of notice, would rise to any material liability under any Environmental Laws.
6.10    Existence. Borrower is a corporation duly organized and in good standing under the laws of the State of Ohio and Borrower and its consolidated subsidiaries are duly qualified to do business and are in good standing in all states where such qualification is necessary, except for those jurisdictions in which the failure so to qualify would not, in the aggregate, have a material adverse effect on Borrower’s financial condition, results of operations or business.
6.11    Authority. The execution and delivery by Borrower of this Agreement and all of the other Financing Agreements and the performance of Borrower’s obligations hereunder and thereunder: (a) are within Borrower’s powers; (b) are duly authorized by Borrower’s board of directors; (c) are not in contravention of the terms of Borrower’s articles or certificate of incorporation or code of regulations; (d) are not in contravention of any law or laws, or of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or any of Borrower’s property is bound; (e) do not require any consent, registration or approval of any Governmental Authority or of any other Person, except such consents or approvals as have been obtained; (f) do not contravene any contractual restriction or Governmental Requirement binding upon Borrower; and (g) will not, except as contemplated or permitted by this Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which Borrower is a party or by which Borrower or any of Borrower’s property may be bound or affected. Borrower shall deliver to the Agent, upon the Agent’s request therefor, a written opinion of counsel as to the matters described in the foregoing clauses (a) through (g).
6.12    Binding Effect. This Agreement and all of the other Financing Agreements set forth the legal, valid and binding obligations of Borrower and the Guarantors of the Liabilities, respectively, and are enforceable against Borrower and the Guarantors of the Liabilities, respectively, in accordance with their respective terms.
6.13    Correctness of Financial Statements. The consolidated financial statements delivered from time to time by Borrower to the Lenders present fairly the financial condition of Borrower and its consolidated subsidiaries, and have been prepared in accordance with GAAP consistently applied. Since the date of the most recent financial statements delivered to the Lenders, there has been no materially adverse change in the condition or operation of Borrower and its consolidated subsidiaries.
6.14    Employee Controversies. Except as set forth on Part 1 of Exhibit 6A, there are no controversies pending or, to the best of Borrower’s knowledge, threatened between Borrower and its consolidated subsidiaries or any of their employees, other than employee grievances arising in the ordinary course of business or which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.
6.15    Compliance with Laws and Regulations. Borrower and its consolidated subsidiaries are in compliance with all Governmental Requirements, including, without limitation, Anti-Corruption Laws and applicable Sanctions, relating to the business operations and the assets of Borrower and its consolidated subsidiaries, except for Governmental Requirements, the violation of which would not have a material adverse effect on Borrower’s financial condition, results of operations or business.
6.16    Account Warranties. Except as disclosed to the Agent from time to time in writing, all Accounts which are reflected on Borrower’s financial statements delivered to the Agent pursuant to Section 7.1 are genuine, in all respects what they purport to be, have not been reduced to any judgment, are evidenced by not more than one executed original agreement, contract or document, and represent undisputed, bona fide transactions completed in accordance with the terms and conditions of any related document; the Accounts have not been pledged, sold or assigned to any Person; and except as disclosed to the Agent from time to time in writing, Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility of any of the Accounts that in the aggregate are material in amount.
6.17    Inventory Warranties. Except as disclosed to the Agent from time to time in writing, all Inventory reflected on Borrower’s financial statements delivered to the Agent pursuant to Section 7.1 shall be of good and merchantable quality, free from any defects which might affect the market value of such Inventory.
6.18    Solvency. Borrower and its consolidated subsidiaries are solvent, able to pay their debts generally as such debts mature, and have capital sufficient to carry on their business and all businesses in which they are about to engage. The saleable value of the total consolidated assets of Borrower and its consolidated subsidiaries at a fair valuation, and at a present fair saleable value, is greater than the amount of total consolidated obligations of Borrower and its consolidated subsidiaries to all Persons (taking into account, as applicable, rights of contribution, subrogation and indemnity with regard to obligations shared with others). Borrower and its consolidated subsidiaries will not be rendered insolvent by the execution or delivery of this Agreement or of any of the other Financing Agreements or by the transactions contemplated hereunder or thereunder.
6.19    ERISA. No events, including without limitation, any “reportable event” or “prohibited transactions,” as those terms are defined in the Employee Retirement Income Security Act of 1974 as the same may be amended from time to time (“ERISA”), have occurred in connection with any type of plan, arrangement, association or fund covered by ERISA in which any personnel of Borrower or an Affiliate which is under common control with Borrower (within the meaning of applicable provisions of the IRC) participate (“Benefit Plans”). The Benefit Plans are otherwise in compliance with all applicable provisions of ERISA and the IRC and meet the minimum funding standards of ERISA and the IRC.
6.20    Margin Security. Borrower does not own any margin security and none of the loans advanced hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations T, U or X of the Board of Governors of the Federal Reserve System.
6.21    Investment Company Act Not Applicable. Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
6.22    Full Disclosure. All factual information taken as a whole in the materials furnished by or on behalf of Borrower to the Agent or any Lender for purposes of or in connection with the transactions contemplated under this Agreement and the other Financing Agreements, does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained therein from being misleading as of the date of this Agreement, and thereafter as supplemented by information provided to the Agent or the Lenders in writing pursuant to this Agreement. The financial projections and other financial information furnished to the Agent and the Lenders by Borrower and to be delivered under this Agreement, were prepared in good faith on the basis of information and assumptions that Borrower believed to be reasonable as of the date of such information.
6.23    Intellectual Property. Borrower and its consolidated subsidiaries own or possess (or will be licensed or otherwise have the full right to use) all intellectual property that is necessary for the operation of their business, without any known conflict with the rights of others. No product of Borrower and its consolidated subsidiaries infringes upon any intellectual property owned by any other Person and no claim or litigation is pending or (to the knowledge of Borrower) threatened against or affecting such Person, contesting its right to sell or to use any product or material, in any case which could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower and its consolidated subsidiaries.

6.24    Survival of Warranties. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be true from the date of this Agreement until the Liabilities shall be paid in full and the Lenders shall cease to be committed to make Loans or Issue Letters under this Agreement.
6.25    No Material Adverse Effect; No Default or Matured Default. Since December 31, 2016, there has not occurred a material adverse effect on the business, operations, Property, assets or condition (financial other otherwise) of the Borrower and its consolidated subsidiaries. No Default or Matured Default has occurred and is continuing.
6.26    Anti-Corruption Laws; Sanctions. The Borrower, its subsidiaries (including each consolidated subsidiary and each Excluded Consolidated Subsidiary) and their respective officers and employees and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The Borrower has implemented and maintains in effect for itself and its subsidiaries (including each consolidated subsidiary and each Excluded Consolidated Subsidiary) policies and procedures to ensure compliance by the Borrower, its subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any of its subsidiaries (including each consolidated subsidiary and each Excluded Consolidated Subsidiary) or any directors, officer, employee, agent, or, to the best of the Borrower’s knowledge, affiliate of the Borrower or any of its subsidiaries is an individual or entity that is, or is owned or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea, Sudan and Syria).
6.27    EEA Financial Institution. Neither the Borrower nor any Guarantor is an EEA Financial Institution.
7.    AFFIRMATIVE COVENANTS.
Borrower covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as the Lenders remain committed to make Loans or Issue Letters under this Agreement:
7.1    Financial and Other Information. Except as otherwise expressly provided for in this Agreement, Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings and transactions of or in relation to the business and affairs of Borrower and its consolidated subsidiaries, in accordance with GAAP consistently applied, and Borrower shall cause to be furnished to the Agent (with copies to the other Lenders) from time to time and in a form acceptable to the Agent:
(a)    as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of Borrower: (i) copies of all SEC 10(K) filings of Borrower, together with the below-defined Compliance Certificate for such fiscal year, and (ii) if at the end of such fiscal year, (x) any

Excluded Consolidated Subsidiary (excluding the Rail Group Subsidiaries) is a Material Subsidiary or (y) the Excluded Consolidated Subsidiaries (excluding the Rail Group Subsidiaries) are, in the aggregate, Material Subsidiaries, audited consolidated statements of income, retained earnings and cash flow of the Excluded Consolidated Subsidiaries (excluding the Rail Group Subsidiaries) for such year, and a consolidated balance sheet of the Excluded Consolidated Subsidiaries (excluding the Rail Group Subsidiaries) for such year, all in reasonable detail and satisfactory in scope to the Agent and certified to Borrower by such independent public accountants as are selected by Borrower and satisfactory to the Agent, whose opinion shall be unqualified and otherwise in scope and substance satisfactory to the Agent;
(b)    as soon as practicable and in any event within forty-five (45) days after the end of each quarterly accounting period in each fiscal year of Borrower: (i) (A) copies of all SEC 10(Q) filings of Borrower, and (B) a compliance certificate of the chief financial officer or the vice president of finance and treasurer of Borrower in substantially the form attached as Exhibit 7A-2 (“Compliance Certificate”), accompanied by supporting information satisfactory in scope and detail to the Agent; and (ii) if at the end of such fiscal quarter, (x) any Excluded Consolidated Subsidiary (excluding the Rail Group Subsidiaries) is a Material Subsidiary or (y) the Excluded Consolidated Subsidiaries (excluding the Rail Group Subsidiaries) are, in the aggregate, Material Subsidiaries (A) consolidated statements of income and retained earnings of the Excluded Consolidated Subsidiaries (excluding the Rail Group Subsidiaries) for such quarterly period and for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Excluded Consolidated Subsidiaries (excluding the Rail Group Subsidiaries) as of the end of such quarterly period, all in reasonable detail and certified as accurate by the chief financial officer or the vice president of finance and treasurer of Borrower, subject to changes resulting from normal year-end adjustments;
(c)    from and after the date the Excluded Consolidated Subsidiaries include any Rail Group Subsidiary, (A) if at the end of any fiscal year of Borrower (x) any Rail Group Subsidiary is a Material Subsidiary, or (y) the Rail Group Subsidiaries are, in the aggregate, Material Subsidiaries, then within 90 days after the end of such fiscal year of the Borrower, Borrower shall provide audited consolidated financial statements of income, retained earnings and cash flow for the Rail Group Subsidiaries for such year, and a consolidated balance sheet of the Rail Group Subsidiaries for such year, including notes on any Affiliate transactions, all in reasonable detail and satisfactory in scope to the Agent and certified to Borrower by such independent public accountants as are selected by Borrower and satisfactory to the Agent, whose opinion shall be unqualified and otherwise in scope and substance satisfactory to the Agent; and (B) if at the end of any quarterly accounting period of Borrower (x) any Rail Group Subsidiary is a Material Subsidiary, or (y) the Rail Group Subsidiaries are, in the aggregate, Material Subsidiaries, then within forty-five (45) days after the end of such quarterly accounting period of Borrower, consolidated statements of income, retained earnings and cash flow for the Rail Group Subsidiaries for such quarterly period and for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Rail Group Subsidiaries as of the end of such quarterly period, including notes on any Affiliate transactions, all in reasonable detail and certified as accurate by the chief financial officer or the vice president of finance and treasurer of Borrower, subject to changes resulting from normal year-end adjustments;

(d)    together with all financial reporting provided pursuant to Section 7.1(a), (b) and (c), the Borrower shall certify to the Agent and the Lenders the outstanding amount of the Liabilities which were used to consummate Permitted Acquisitions, capital expenditures and purchases of fixed assets (with the aggregate principal amount thereof at no time exceeding Four Hundred Million Dollars ($400,000,000); provided, that such certification also shall indicate if any Acquisition of Accounts, Inventory or other current assets has been designated by the Borrower as being subject to the foregoing Four Hundred Million Dollars ($400,000,000) limitation; and
(e)    such other information (including, without limitation, budgets and forecasts) as the Agent may from time to time reasonably request.
7.2    Conduct of Business. Borrower and its consolidated subsidiaries shall: (a) maintain their existence and maintain in full force and effect all licenses, bonds, franchises, leases, patents, contracts and other rights necessary to the conduct of their business; (b) continue in, and limit their operations to, the same general line of business as that presently conducted by them; (c) comply with all Governmental Requirements, except for such Governmental Requirements the violation of which would not, in the aggregate, have a material adverse effect on Borrower’s financial condition, results of operations or business; (d) keep and conduct their business separate and apart from the business of Affiliates; and (e) otherwise do all things necessary to make the Representations and Warranties set forth in Section 6 of this Agreement true and correct at all times.
7.3    Insurance. Borrower and its consolidated subsidiaries shall maintain, at their expense, such liability and property insurance (including as applicable commercial general liability insurance, products liability insurance and workman’s compensation insurance) with financially sound and reputable insurance companies as is ordinarily maintained by other companies of similar size in similar businesses.
7.4    Financial Covenants and Ratios. Borrower shall maintain at all times Working Capital in an amount equal to or in excess of One Hundred Fifty Million Dollars ($150,000,000). Borrower shall maintain at all times a Recourse Long Term Debt to Capitalization Ratio less than or equal to 0.70 to 1.00. Notwithstanding the foregoing or anything to the contrary set forth herein, assets and liabilities (under GAAP) of Excluded Consolidated Subsidiaries shall not be included in any determination under this Section 7.4; provided, that liabilities of Excluded Consolidated Subsidiaries or any other Person in which the Borrower or any consolidated subsidiary owns an equity interest and, in compliance with GAAP, accounts for such equity interest using the equity method, shall be included if the Borrower or any consolidated subsidiary (x) has guaranteed such liabilities, (y) provided credit support for such liabilities or (z) is otherwise obligated to repay such liabilities (other than the guarantee by the Borrower of the Rail Group Indebtedness owing by the Rail Group Subsidiaries as permitted under Section 8.4(e)).
7.5    Benefit Plans. Borrower and its consolidated subsidiaries shall: (a) keep in full force and effect any and all Benefit Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Benefit Plans can be terminated without material liability to Borrower and its consolidated subsidiaries in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all Benefit Plans in a timely manner and in an amount sufficient to comply with the requirements of ERISA;

(c) comply with all requirements of ERISA which relate to such Benefit Plans; and (d) notify the Agent immediately upon receipt by Borrower and its consolidated subsidiaries of any notice of the institution of any proceeding or other action relating to any Benefit Plans that would reasonably be expected to have a material adverse effect on Borrower or its financial condition.
7.6    Notice of Suit, Adverse Change in Business or Default. Borrower shall, as soon as possible, and in any event within five (5) Business Days after Borrower learns of the following, give written notice to the Agent of: (a) any proceeding being instituted or threatened to be instituted by or against Borrower or its consolidated subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) for which claimed damages exceed Twenty-Five Million Dollars ($25,000,000); (b) any material adverse change in the business, assets or condition, financial or otherwise, of Borrower and its consolidated subsidiaries; and (c) the occurrence of any Default or Matured Default.
7.7    Use of Proceeds. Borrower and its consolidated subsidiaries shall use Advances only for the purposes stated in Section 2.4 and for no other purpose.
7.8    Books and Records. Borrower and its consolidated subsidiaries shall maintain proper books of record and account in accordance with GAAP consistently applied in which true, full and correct entries will be made of all their respective dealings and business affairs. If any changes in accounting principles are hereafter required or permitted by GAAP and are adopted by Borrower and its consolidated subsidiaries with the concurrence of its independent certified public accountants and such changes in GAAP result in a change in the method of calculation or the interpretation of any of the financial covenants, standards or terms found in Section 7.4 or any other provision of this Agreement, Borrower and the Required Lenders agree to amend any such affected terms and provisions so as to reflect such changes in GAAP with the result that the criteria for evaluating Borrower’s financial condition shall be the same after such changes in GAAP as if such changes in GAAP had not been made.
7.9    Sanctions; Anti-Money Laundering Compliance. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its subsidiaries (including each consolidated subsidiary and each Excluded Consolidated Subsidiary) and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower shall, and shall cause each subsidiary (whether a consolidated subsidiary or an Excluded Consolidated Subsidiary) to, provide such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with anti-money laundering laws and regulations.
8.    NEGATIVE COVENANTS.
Borrower covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as the Lenders remain committed to make Loans or Issue Letters under this Agreement (unless the Agent, with the written approval of the Required Lenders, shall give the Agent’s prior written consent):

8.1    Encumbrances. Borrower and its consolidated subsidiaries shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, capitalized lease, levy, assessment, attachment, seizure, writ, distress warrant, or other encumbrance of any nature whatsoever on or with regard to any of their assets other than:
(a) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower shall, if appropriate under GAAP, have set aside on Borrower’s books and records adequate reserves;
(b) liens securing deposits under workmen’s compensation, unemployment insurance, social security and other similar laws, or securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing indemnity, performance or other similar bonds for the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing statutory obligations or surety or appeal bonds, or securing indemnity, performance or other similar bonds in the ordinary course of Borrower’s business, which are not past due;
(c) liens securing the interests of the broker or other counter party with respect to any Margin / Swap Account;
(d) liens upon Transportation Assets securing Limited Recourse Debt;
(e) liens securing Recourse Debt permitted under Section 8.3; and
(f) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar liens, in each case, incurred in the ordinary course of business for sums not yet due and payable.
8.2    Consolidations, Mergers or Acquisitions. Borrower and its consolidated subsidiaries shall not enter into or execute any agreement to recapitalize or consolidate with, merge with, or otherwise enter into an Acquisition except: (a) Borrower may acquire the assets of its consolidated subsidiaries or merge with its consolidated subsidiaries, provided that Borrower is the survivor of any such merger; (b) Borrower may acquire Accounts and/or Inventory in the ordinary course of business, and (c) Permitted Acquisitions.
8.3    Secured Indebtedness. So long as (x) no Default or Matured Default is then outstanding or would result therefrom, and (y) the Borrower will be in pro forma compliance with Section 7.4 immediately before and after the incurrence thereof, the Borrower and its consolidated subsidiaries may directly or indirectly create, issue, incur or assume Recourse Debt secured by Liens on all or any portion of their assets only so long as the aggregate principal amount of all such Indebtedness at no time exceeds twenty-five percent (25%) of Capitalization.
8.4    Guarantees and Other Contingent Obligations. Borrower and its consolidated subsidiaries shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of such Person or through the purchase of Goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such Person or otherwise, except: (a) for endorsements of negotiable Instruments for collection in the ordinary course of business; (b) that they may indemnify their officers, directors and managers to the extent permitted under the laws of the State in which they are organized and may indemnify (in the customary manner) underwriters and any selling shareholders in connection with any public offering of Borrower’s securities; (c) so long as (i) no Default or Matured Default is then outstanding or would result therefrom, (ii) the Borrower and its consolidated subsidiaries are in pro forma compliance with Section 7.4 after giving effect to the applicable guarantee, and (iii) such guarantee is at all times unsecured, the Borrower may guaranty the Indebtedness of its consolidated subsidiaries and a consolidated subsidiary may guaranty the Indebtedness of the Borrower or any other consolidated subsidiary, (d) as permitted under Section 8.3 and (e) the Borrower may guarantee the Rail Group Indebtedness so long as the amount of the obligations under such guarantee are reduced dollar-for-dollar as the principal amount of such Rail Group Indebtedness is repaid.
8.5    Disposition of Property. Borrower and its consolidated subsidiaries shall not sell, lease, transfer or otherwise dispose of any of their properties, assets or rights in excess of the aggregate amount of One Hundred Million Dollars ($100,000,000) in book value in any fiscal year of Borrower, except: (a) Inventory may be sold by Borrower and its consolidated subsidiaries in the ordinary course of Borrower’s business; (b) Borrower and its consolidated subsidiaries may sell, transfer or dispose of their equity investments in Excluded Consolidated Subsidiaries, with any such sale, transfer or disposal to a non-Affiliate being consummated for fair market value on an arm’s-length basis; (c) Borrower and its consolidated subsidiaries may dispose of obsolete or worn out property in the ordinary course of business (which in any event shall be deemed to include the sale or other disposition of unneeded railcars in the ordinary course of the business of Borrower and its consolidated subsidiaries) and (d) transfers of Rail Assets in connection with the Rail Group Reorganization.
8.6    Distributions in Respect of Equity. Borrower and its consolidated subsidiaries shall not directly or indirectly redeem or repurchase any of Borrower’s shares of capital stock or declare any dividends in any year on any class of Borrower’s capital stock or make any other Restricted Payment; provided, however, that:
(a) Borrower may redeem or repurchase its shares of capital stock and/or declare and pay dividends in respect of such capital stock so long as (i) no Default or Matured Default has occurred and is continuing or would result therefrom and (ii) the aggregate amount paid in respect of all such redemptions, repurchases and dividends during any four consecutive fiscal quarter period does not exceed the greater of (x) Twenty-Five Million Dollars ($25,000,000) and (y) thirty-five percent (35%) of Consolidated EBITDA for the most-recently ended four fiscal quarter period for which the Agent has received financials from the Borrower pursuant to Section 7.1; provided, that if the Borrower issues new capital stock and repurchases existing capital stock as part of a single transaction or series of related transactions during any consecutive twelve month period, only the excess of (i) the aggregate amount paid for repurchased capital stock over (ii) the aggregate share price for newly issued capital stock, shall be counted against the limitations in the foregoing clauses (x) and (y); and

(b) a consolidated subsidiary of Borrower may make a Restricted Payment to Borrower and its consolidated subsidiaries.
“Restricted Payment” shall mean, with respect to Borrower and its consolidated subsidiaries, (i) any direct or indirect dividend or distribution (whether in cash, securities or other property), or any direct or indirect payment of any kind or character (whether in cash, securities or other property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any equity interest of Borrower and its consolidated subsidiaries, or any options, warrants or rights to purchase or acquire any such equity interest of Borrower and its consolidated subsidiaries, or (ii) principal or interest payments (in cash, property or otherwise) on, or redemptions of, Subordinated Debt of Borrower and its consolidated subsidiaries; provided, that the term “Restricted Payment” shall not include any dividend or distribution payable solely in equity interests of Borrower and its consolidated subsidiaries or warrants, options or other rights to purchase such equity interests.
8.7    Loans to and Transactions with Affiliates. Except for (a) advances for travel and expenses to their officers, directors, managers, general partners or employees in the ordinary course of their business, and (b) as permitted by Section 8.8, Borrower and its consolidated subsidiaries shall not make advances or loans in or to any Affiliates. All transactions with Affiliates shall be bona fide arms length transactions that are no less favorable to Borrower and its consolidated subsidiaries than would be a similar transaction with a non-affiliated third person.
8.8    Deposits, Investments, Advances or Loans. Borrower and its consolidated subsidiaries shall not make or permit to exist deposits, investments, advances or loans (other than deposits, investments, advances or loans existing on the date of the execution of this Agreement and disclosed to the Agent in writing on or prior to such date) in or to Affiliates or any other Person, except: (a) investments in short term direct obligations of the United States Government (b) investment grade corporate and state and local government securities (Rated BBB- or better by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or rated BAA3 or better by Moody’s Investors Service, Inc.); (c) certificates of deposit or demand deposit accounts issued by or maintained with a bank satisfactory to the Agent in the Agent’s reasonable determination; (d) unsecured advances or loans to officers, directors, employees, as and when permitted by Section 8.7; (e) unsecured advances or loans in or to any Affiliates that have executed and delivered a guaranty in the form of Exhibit 5A; and (f) secured and unsecured loans to and/or investments in other Persons by the Borrower not to exceed Two Hundred Million Dollars ($200,000,000) in the aggregate in any fiscal year of Borrower.
8.9    Use of Proceeds. The Borrower will not, nor will it permit any subsidiary (whether a consolidated subsidiary or an Excluded Consolidated Subsidiary) to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U). The Borrower will not request any Loan or Letter, and will not use, and the Borrower will ensure that its subsidiaries (including each consolidated subsidiary and each Excluded Consolidated Subsidiary) and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

The Borrower will not, nor will it permit any subsidiary (whether a consolidated subsidiary or an Excluded Consolidated Subsidiary) to, directly or indirectly, use the proceeds of the Loans or Letters, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).
9.    DEFAULT AND RIGHTS AND REMEDIES; THE AGENT.
9.1    Liabilities. Except as provided in Section 2.8 (regarding automatic termination of the Commitments and acceleration of the Liabilities in certain events) upon a Matured Default, the Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to Borrower and the Lenders, (i) declare the Commitments to be terminated, whereupon such obligations and the Commitments of each Lender shall terminate, and (ii) declare all of the Liabilities to be due and payable, whereupon the Liabilities shall become and be due and payable, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by Borrower. Anything herein to the contrary notwithstanding, it is understood that no Lender shall have the right to individually enforce any Financing Agreement which is entered into with or for the Agent, such enforcement residing with the Agent as contemplated by the following Section 9.2 of this Agreement and by the applicable provisions of the other Financing Agreements.
9.2    Rights and Remedies; Waiver of Rights under Farm Credit Act. Upon the occurrence and during the continuance of any Matured Default, the Agent may with the consent of the Required Lenders (subject to the provisions of the other Financing Agreements), and shall at the direction of the Required Lenders, proceed to protect and enforce the rights of the Lenders as set forth in this Section 9.2. The Agent may proceed by suit in equity, by action at law or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in any other Financing Agreement or in aid of the exercise of any power granted in this Agreement or any other Financing Agreement, (i) to enforce the payment of the Liabilities, or (ii) to foreclose upon any liens, claims, security interests and/or encumbrances granted pursuant to this Agreement and other Financing Agreements in the manner set forth therein; it being intended that no remedy conferred herein or in any of the other Financing Agreements is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Financing Agreement shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Financing Agreements, or at any time existing at law or in equity or by statute or otherwise. Agent shall have, in addition to any other rights and remedies contained in this Agreement or in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws. The Borrower, having been represented by legal counsel in connection with this Agreement and, in particular, in connection with the waiver contained in this Section 9.2, does hereby voluntarily and knowingly waive, relinquish and agree not to assert at any time, any and all rights that the Borrower may have or be afforded under the sections of the Agricultural Credit Act of 1987 designated as 12 U.S.C. Sections 2199 through 2202e and the implementing Farm Credit Administration regulations as set forth in 12 C.F.R. Section 617.000 through 617.7630, including those provisions which afford the Borrower certain rights, and/or impose on any lender to the Borrower certain duties, with respect to the collection of any amounts, or which require the Agent or any Lender to disclose to the Borrower the nature of any such rights or duties.  This waiver is given by the Borrower pursuant to the provisions of 12 C.F.R. Section 617.7010(c) to include the Agent and the Lenders to fund and extend to the Borrower the credit facilities described herein and to induce those Lenders which are Farm Credit System Institutions to agree to provide such credit facilities commensurate with their Commitments as they may exist from time to time.
9.3    Waiver of Demand. Borrower expressly waives demand, presentment, protest, and notice of nonpayment, notice of intent to accelerate and notice of acceleration. Borrower also waives the benefit of all valuation, appraisal and exemption laws.
9.4    Waiver of Notice. Upon the occurrence and during the continuance of any Matured Default, Borrower waives, to the fullest extent permitted by applicable law, all rights to notice and hearing of any kind prior to the exercise by the Agent of the Agent’s rights.
9.5    Authorization and Action. Each Lender appoints the Agent as its Agent under, and irrevocably authorizes the Agent (subject to Section 9.11) to take such action on its behalf and to exercise such powers under any Financing Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Without limitation of the foregoing, each Lender expressly authorizes the Agent to execute, deliver, and perform its obligations under each of the Financing Agreements to which the Agent is a party, and to exercise all rights, powers, and remedies that the Agent may have thereunder. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act, or to refrain from acting (and shall be fully protected in so acting or refraining from acting), upon the instructions of the Required Lenders, and such instructions shall be binding upon all the Lenders and all holders of any Note; provided however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by Borrower pursuant to the terms of any Financing Agreement.
9.6    Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with any Financing Agreement, except for its or their own gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agent: (a) may treat the original or any successor Lender or holder of any Note as the Lender or the holder thereof until it receives notice from the Lender or the payee of such Note concerning the assignment of such Lenders interests or of such Note; (b) may employ and consult with legal counsel (including counsel for Borrower), independent public accountants, and other experts selected by it and shall not be liable to any Lender for any action taken, or omitted to be taken, in good faith by it or them in accordance with the advice of such counsel, accountants, or experts received in such consultations and shall not be liable for any negligence or misconduct of any such counsel, accountants or other experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any opinions, certifications, statements, warranties or representations made in or in connection with any Financing

Agreement; (d) shall not have any duty to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of any Financing Agreement or any other instrument or document furnished pursuant thereto or to satisfy itself that all conditions to and requirements for any Loan have been met or that Borrower is entitled to any Loan or to inspect the property (including the books and records) of Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Financing Agreement or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telegram, cable, telex, or otherwise) believed by it to be genuine and signed or sent by the proper party or parties.
9.7    Notices of Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or a Matured Default unless the Agent has received written notice from a Lender or Borrower specifying such Default or Matured Default and stating that such notice is a “Notice of Default”. In the event that the Agent obtains such knowledge of the occurrence of a Default or a Matured Default, the Agent shall within three (3) Business Days thereafter, give notice thereof to the Lenders. The Agent shall (subject to Sections 9.1 and 9.2) take such action with respect to such Default or Matured Default as may be directed by the Required Lenders; provided that, unless and until the Agent shall have received the directions referred to in Sections 9.1 and 9.2, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Matured Default as it shall deem advisable and in the best interest of the Lenders.
9.8    The Agent as a Lender, Affiliates. With respect to its Commitment, any Loan made by it, and the Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, any of its respective Affiliates and any Person who may do business with or own securities of Borrower or any such Affiliate, all as if the Agent were not the Agent and without any duty to account therefor to the Lenders.
9.9    Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its decision to enter into the transactions contemplated by the Financing Agreements and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under any Financing Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any other Person of any Financing Agreement or to inspect the properties or books of Borrower. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower (or any Affiliates) which may come into the possession of the Agent or any of its affiliates. Notwithstanding the foregoing, the Agent will, upon the request of any Lender, provide to such Lender, at such Lender’s expense, copies of any and all written information provided to the Agent by Borrower.
9.10    Indemnification. Notwithstanding anything to the contrary herein contained, the Agent shall be fully justified in failing or refusing to take any action unless it shall first be indemnified to its satisfaction by the Lenders against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of its taking or continuing to take any action. Each Lender agrees to indemnify the Agent (to the extent not reimbursed by Borrower), on a pro-rata basis according to such Lender’s Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Financing Agreement or any action taken or omitted by the Agent under any Financing Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Agent as determined in a final non-appealable judgment by a court of competent jurisdiction; and provided further, that it is the intention of each Lender to indemnify the Agent against the consequences of the Agent’s own ordinary or simple negligence, whether such negligence be sole, joint, concurrent, active or passive. Without limiting the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its pro-rata share, according to such Lender’s Commitments of any out-of-pocket expenses (including attorneys’ fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, any Financing Agreement, to the extent that the Agent is not reimbursed for such expenses by Borrower.
9.11    Successor Agent. The Agent may resign at any time as Agent under the Financing Agreements by giving written notice thereof to the Lenders and Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with, provided that no Default or Matured Default has occurred and is continuing hereunder, the prior written consent of Borrower, such consent not to be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders or shall have accepted such appointment within sixty (60) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent with, provided that no Default or Matured Default has occurred and is continuing hereunder, the prior written consent of Borrower, such consent not to be unreasonably withheld, which shall be a commercial bank or other financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After the retiring Agent’s resignation or removal as Agent, the provisions of Section 9.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
9.12    Verification of Borrowing Notices. The natural Person signing this Agreement on behalf of Borrower (or any one of them, if more than one), or any natural Person designated by them (or any one of them) shall be presumed to have the authority to request Advances or request the Issuance of Letters under this Agreement. The Agent shall have no duty to verify the authenticity of the signature appearing on any notice of borrowing or request for the Issuance of a Letter, and with respect to any oral request for an Advance or request for the Issuance of a Letter, the Agent shall have no duty to verify the identity of any Person representing himself as one of the natural Persons authorized to make such request on behalf of Borrower. Neither the Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above which the Agent or such Lender believes in good faith to have been given by a duly authorized Person authorized to borrow on behalf of Borrower or for otherwise acting in good faith.
9.13    Guarantor Releases. The Lenders authorize the Agent to release any Guarantor from its obligations under the Financing Agreements if such Person is no longer required to be a Guarantor hereunder or if such Person is sold, transferred or assigned in accordance with and to the extent permitted by the terms of this Agreement. Upon the request of the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release any Guarantor from its obligations under the Financing Agreements pursuant to the foregoing. The Agent may (and each Lender hereby authorizes the Agent to), at the Borrower’s expense, execute and deliver to the Borrower or the applicable Guarantor such documents as the Borrower or such Guarantor may reasonably request to release a Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Financing Agreements. Notwithstanding the foregoing, effective upon the effectiveness of this Agreement, Kay Flo Industries, Inc. (“Kay Flo”) shall automatically be released from its obligations under that certain Guaranty, dated as of August 5, 2016, executed by the Borrower and Kay Flo in favor of the Agent. The Agent is hereby authorized, without any further consent of the Lenders, to execute and deliver any required documents necessary to evidence such release with respect to Kay Flo.
10.    MISCELLANEOUS.
10.1    Timing of Payments. For purposes of determining the outstanding balance of the Liabilities, including without limitation, the computations of interest which may from time to time be owing to the Agent or the Lenders, the receipt by the Agent of any check or any other item of payment, shall not be treated as a payment on account of the Liabilities until such check or other item of payment is actually received by the Agent and is paid to the Agent in cash or a cash equivalent. Notwithstanding the terms of this Agreement or any other Financing Agreement, if the due date of any payment falls on a day that is not a Business Day, such payment may be made and shall not be considered late if made on the next succeeding Business Day.
10.2    Attorneys’ Fees and Costs. If at any time the Agent employs counsel in connection with any matters contemplated by or arising out of this Agreement, whether: (a) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (b) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise);

(c) to consult with officers of the Agent to advise the Agent or to draft documents for the Agent in connection with any of the foregoing or in connection with any release of the Agent’s claims or any proposed extension, amendment or refinancing of the Liabilities; or (d) to enforce any rights of the Agent to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any related expenses, costs and charges, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys whether outside the Agent or in the Agent’s legal department, together, if not paid promptly by Borrower, with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand. In addition, if a Matured Default has occurred and is continuing, and thereafter any Lender employs counsel in connection with, arising out of, or any way related to, protecting, exercising or enforcing this Agreement or the other Financing Agreements or (x) to commence, defend or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (y) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); or (z) to enforce any rights of such Lender to collect any of the Liabilities (including, without limitation, all workout and restructuring fees and expenses); then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys whether outside the Lender or in the Lender’s legal department, together, if not paid promptly by Borrower, with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand. This Section 10.2 shall survive the termination of this Agreement.
10.3    Expenditures by the Agent. In the event that Borrower shall fail to pay costs or expenses which Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, the Agent may, in the Agent’s sole discretion and without obligation to do so, make expenditures for any or all of such purposes, and the amount so expended, together, if not paid promptly by Borrower, with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand.
10.4    The Agent’s Costs and Expenses as Additional Liabilities. Borrower shall reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation, negotiation and closing of the Loans and other financial accommodations described in this Agreement (including without limitation, filing fees, recording fees, document or recording taxes, search fees, appraisal fees and expenses, and the fees and expenses of the Agent’s attorneys, paralegals, and legal assistants, whether outside the Agent or in the Agent’s legal department, and whether such expenses and fees are incurred prior to or after the Closing Date). Borrower further agrees to reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation of any renewal or extension of the Loans, any additional financial accommodations, or any other amendments to this Agreement. All costs and expenses incurred by the Agent with respect to such negotiation and documentation, together, if not paid promptly by Borrower, with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand.

10.5    Claims and Taxes. Borrower agrees to indemnify and hold the Agent and the Lenders and any of the officers, directors employees, agents or affiliates of any of them, harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, and expenses (including without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of any assets of Borrower and its consolidated subsidiaries, or arising out of or related to this Agreement or the other Financing Agreements, which agreement to indemnify and hold the Agent and the Lenders harmless shall survive the termination of this Agreement. Borrower and its consolidated subsidiaries shall pay or cause to be paid all taxes and other governmental charges assessed against Borrower and its consolidated subsidiaries, or payable by Borrower and its consolidated subsidiaries, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to their property, provided, however, that they shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, and upon such good faith contest to delay or refuse payment thereof, if: (a) Borrower establishes adequate reserves to cover such contested taxes; and (b) such contest does not have a material adverse effect on the financial condition of Borrower or the ability of Borrower to pay any of the Liabilities.
10.6    Custody and Preservation of Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any collateral in the Agent’s possession if the Agent takes such action for that purpose as Borrower shall request in writing, but failure by the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Agent or any Lender to preserve or protect any right with respect to such collateral against prior parties, or to do any act with respect to the preservation of such collateral not so requested by Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such collateral.
10.7    Inspection. The Agent (by and through its officers and employees), or any Person designated by the Agent in writing (including officers and employees of the other Lenders), shall have the right from time to time, to call at Borrower’s place or places of business during reasonable business hours, and, without hindrance or delay, to: (a) inspect, audit, check and make copies of and extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to the business of Borrower and its consolidated subsidiaries or to any transactions between the parties to this Agreement; (b) make such verification as the Agent may consider reasonable under the circumstances; and (c) review operating procedures, review maintenance of property and discuss the affairs, finances and business of Borrower and its consolidated subsidiaries with Borrower’s officers, employees or directors.
10.8    Examination of Banking Records. Borrower consents to the examination by the Agent (by and through its officers and employees), or any Person designated by the Agent in writing (including officers and employees of the other Lenders), whether or not there shall have occurred a Default or a Matured Default, of any and all of banking records of Borrower and its consolidated subsidiaries, wherever they may be found, and directs any Person which may be in control or possession of such records (including without limitation, any bank, other financial institution, accountant or lawyer) to provide such records to the Agent and the Agent’s officers, employees and agents, upon their request. Such examination may be conducted by the Agent with or without notice to Borrower at the option of the Agent, any such notice being waived by Borrower.
10.9    Governmental Reports. Borrower will furnish to the Agent, upon the reasonable request of the Agent, copies of the reports of examinations or inspections of Borrower and its consolidated subsidiaries by all Governmental Authorities, and if Borrower fails to furnish such copies to the Agent, Borrower authorizes all such Government Authorities to furnish to the Agent copies of their reports of examinations or inspections of Borrower and its consolidated subsidiaries.
10.10    Reliance by the Agent, the Issuer and the Lenders. All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by the Agent or any of the Lenders, be deemed to be material to and to have been relied upon by the Agent, the Issuer and the Lenders.
10.11    Parties. Whenever in this Agreement there is reference made to any of the parties, such reference shall be deemed to include, wherever applicable, a reference to the respective successors and assigns of Borrower, the Agent, the Lenders and the Issuer. Borrower shall not assign any of it rights or delegate any of its duties under this Agreement or any of the other Financing Agreements without the prior written consent of the Lenders.
10.12    Applicable Law; Severability. This Agreement shall be construed in all respects in accordance with, and governed by, the laws and decisions of the State of New York and the laws, regulations and decisions of the United States applicable to national banks. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
10.13    SUBMISSION TO JURISDICTION; WAIVER OF BOND AND TRIAL BY JURY. WITH RESPECT TO ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, CLAIMS, DEMANDS, DEBTS, DAMAGES, COSTS AND EXPENSES, WHATSOEVER, WHETHER BASED ON STATUTE, COMMON LAW, PRINCIPLES OF EQUITY OR OTHERWISE, ARISING OUT OF ANY MATTER, THING OR EVENT WHICH IS DIRECTLY OR INDIRECTLY RELATED TO THIS AGREEMENT, BORROWER CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK AND WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 10.19. SERVICE, SO MADE, SHALL BE DEEMED TO BE COMPLETE UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED. AT THE OPTION OF THE AGENT, BORROWER WAIVES, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR

SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT.
10.14    Application of Payments; Waiver. Except as set forth below, payments made by Borrower under this Agreement shall generally be applied first to any costs or fees owing by Borrower to the Agent or any Lender, shall be applied second to any interest payments owing hereunder which are due and unpaid, shall be applied third to any outstanding principal owing hereunder, shall be applied fourth to the establishment of cash collateral accounts to support LC Obligations, shall be applied fifth to interest accrued but not yet due, and shall be applied sixth to any other unpaid Liabilities. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, Borrower irrevocably waives the right to direct the application of any and all payments at any time received by the Agent from Borrower, and Borrower irrevocably agrees that the Agent shall have the continuing exclusive right to apply and reapply any and all payments received at any time against the Liabilities, in such manner as the Agent may deem advisable (but in accordance with the order of application set forth above), notwithstanding any entry by the Agent upon any of the Agent’s books and records; provided, however, this Section 10.14 shall not apply to any transactions unrelated to this Agreement in which the Agent, a Lender, an Issuer or any of their affiliates may have accepted deposits from, lent money to, acted as trustee under indentures of, or generally engaged in business with Borrower, any Affiliates or any Person who may do business with or own securities of Borrower or any such Affiliate. Notwithstanding the foregoing, other than during a Default Period, Bank Products Obligations may be paid, and all transfers, setoffs, adjustments, credits and debits may be made in the ordinary course of business in accordance with the terms of the related Bank Products Agreements. Notwithstanding the foregoing or any provision to the contrary set forth in any Financing Agreement, during a Default Period, payments shall be applied first to Liabilities other than Bank Products Obligations on a pro rata basis, and shall be applied second to Bank Products Obligations on a pro rata basis. Notwithstanding the terms of this Section 10.14, any other terms of this Agreement or any terms of any other Financing Agreement, the Agent shall first apply payments to any charge-backs, payments pursuant to any avoidance claims or any other loss, overdraft, or shortfall with respect to deposit accounts maintained with the Agent or any other Lender, to the extent that the funds that are the subject of such charge-backs, payments pursuant to any avoidance claims or any other loss, overdraft, or shortfall have been previously paid or applied by the Agent to the Liabilities other than Bank Products Obligations. In the event that such payments are insufficient to cover such charge-backs, payments pursuant to any avoidance claims or any other loss, overdraft, or shortfall, then the Agent or any other Lender shall be indemnified for the resulting loss in the manner provided for in Section 9.10. Immediately Available Funds held by the Agent that are payable to the Lenders in accordance with the terms of this Agreement (including, but not limited to, this Section 10.14, Section 2.1.5 and Section 10.1), shall be promptly remitted to the Lenders by the Agent in accordance with the written instructions given to the Agent by the Lenders, respectively.
10.15    Marshaling; Payments Set Aside. The Agent and the Lenders shall be under no obligation to marshal any assets in favor of Borrower or against or in payment of any or all of the Liabilities. To the extent that Borrower makes a payment or payments to the Agent or any Lender exercises a right of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
10.16    Section Titles. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.
10.17    Continuing Effect. This Agreement and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Agent and/or any of the Lenders and (even if there shall be no Liabilities outstanding) so long as the Agent and/or any of the Lenders remains committed to make Loans or Issue Letters under this Agreement.
10.18    No Waiver. The Agent’s or the Required Lenders’ failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or the other Financing Agreements shall not waive, affect or diminish any right of the Agent or the Required Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Agent or the Required Lenders of any Default or Matured Default under this Agreement or any of the other Financing Agreements, shall not suspend, waive or affect any other Default or Matured Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Financing Agreements and no Default or Matured Default under this Agreement or any of the other Financing Agreements, shall be deemed to have been suspended or waived by the Agent or the Required Lenders unless such suspension or waiver is in writing signed by an officer of the Agent or each of the Required Lenders (as applicable) and is directed to Borrower specifying such suspension or waiver.
10.19    Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered pursuant to this Agreement shall be in writing, and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to the party to be notified as follows:
(a)    If to the Agent at:
U.S. Bank National Association
Food Industries, DN-CO-T7CS
950 Seventeenth Street, 7th Floor
Denver, Colorado 80202
Attn: Andre Baladi, Senior Vice President
with a copy (for informational purposes only) to:
Sidley Austin LLP
One South Dearborn Street

Chicago, Illinois 60603
Attn: Mark R. Kirsons
(b)    If to Borrower at:
The Andersons, Inc.
1947 Briarfield Boulevard
Maumee, OH 43537
Attn: John Granato, Chief Financial Officer
with a copy to:
The Andersons, Inc.
1947 Briarfield Boulevard
Maumee, OH 43537
Attn: Assistant General Counsel / Matt Lenhard
or, as to each party, addressed to such other address as shall be designated by such party in a written notice to the other parties. All such notices shall be deemed given on the date of delivery if manually delivered, on the date of sending if sent by facsimile transmission, on the first Business Day after the date of sending if sent by overnight courier, or three (3) days after the date of mailing if mailed.
10.20    Regulatory Changes. In the event any Governmental Authority (i) subjects the Lenders or any of them or any of their respective lending offices to any new or additional charge, fee, withholding, duty or tax of any kind with respect to any Loans, Letters, LC Obligations or other Liabilities hereunder, (ii) changes the method or basis of taxation of such Loans, Letters, LC Obligations or other Liabilities, except for changes in the rate of tax on the overall net income of such Lender or its lending office imposed by the jurisdiction in which such Lender’s principal executive office or lending office is located, or (iii) makes a Change in the reserve or deposit requirements applicable to such Loans, Letters, LC Obligations or other Liabilities (including, without limitation, the imposition, modification or deemed application of any reserve, assessment, insurance charge, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Rate Loans or Daily Reset LIBOR Rate Loans any such requirement included in an applicable LIBOR Rate or Daily Reset LIBOR Rate) against assets of, deposits with or for the account of any Lender, or its lending office, and including without limitation, the issuance of a request or directive regarding capital adequacy or liquidity (whether or not having the force of law) that has the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations under this Agreement to a level below that which such Lender could have achieved but for such adoption, Change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy or liquidity)), then in any such event, Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such costs or lost income resulting thereby as reasonably determined by such Lender. Without limiting the generality of the foregoing, the term “Change” shall include (i) any change on or after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof on or after the date of this Agreement which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any corporation controlling any Lender. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” shall mean (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
10.21    LIBOR Rate Loans and Daily Reset LIBOR Rate Loans. Without limiting the generality of Section 10.20, anything in this Agreement to the contrary notwithstanding, if any Lender shall notify the Agent that: (i) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful to fund or maintain LIBOR Rate Loans or Daily Reset LIBOR Rate Loans (whether or not such assertion carries the force of law), (ii) deposits in Dollars (in the applicable amounts) are not being offered to it in the applicable markets for any requested or applicable Interest Period, (iii) by reason of circumstances affecting the applicable markets adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate or the Daily Reset LIBOR Rate; (iv) that the applicable LIBOR Rate or the Daily Reset LIBOR Rate will not adequately and fairly reflect the cost to such Lender of funding their LIBOR Rate Loans for such Interest Period or the Daily Reset LIBOR Rate Loans or (v) that the making or funding of LIBOR Rate Loans or the Daily Reset LIBOR Rate Loans is impracticable for such Lender, the obligation of such Lender to make, rollover or to convert Loans into LIBOR Rate Loans or Daily Reset LIBOR Rate Loans shall be suspended until such Lender shall notify the Agent and Borrower that the circumstances causing such suspension no longer exist, and the existing LIBOR Rate Loans or the Daily Reset LIBOR Rate Loans of such Lender shall automatically convert, on and as of the date of such notification, into Base Rate Loans; provided that each Lender represents and warrants to Borrower that as of the later of (i) the Closing Date or (ii) the date on which it shall have executed an Assignment and Acceptance pursuant to Section 10.23, it has no actual knowledge that any of the circumstances set forth above exist. With respect to the Base Rate Loans as referred to in this Section 10.21, the Base Rate applicable thereto shall be determined without reference to the LIBOR Rate.
10.22    Taxes. Without limiting the generality of Section 10.20:
(a)    Any and all payments by or on account of any obligation of Borrower or Guarantor, respectively, under any Financing Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Borrower or Guarantor, respectively, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by Borrower or Guarantor, respectively, shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 10.22) the applicable Lender, the Issuer or the Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Borrower or Guarantor, respectively, shall timely pay to the relevant governmental authority in accordance with applicable law or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Borrower or Guarantor, respectively, shall indemnify the Lender, the Issuer or the Agent, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 10.22) payable or paid by such Lender, the Issuer or the Agent or required to be withheld or deducted from a payment to such Lender, the Issuer or the Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or Issuer, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that Borrower or Guarantor, respectively, has not already indemnified the Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of Borrower or Guarantor, respectively, to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 5f.103-1(c) of the United States Treasury Regulations relating to the maintenance of a participant register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Financing Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Agreement or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).
(e)    As soon as practicable after any payment of Taxes by Borrower or Guarantor, respectively, to a governmental authority pursuant to this Section 10.22, Borrower or Guarantor, respectively, shall deliver to the Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(f)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Agreement shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.22(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing,
(A)    any Lender that is a United States person for U.S. federal income Tax purposes shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(i)    in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Agreement, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Financing Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)    to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.
(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Financing Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(ii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly upon obtaining knowledge of such occurrence, update such form or certification or notify the Borrower and the Agent in writing of its legal inability to do so.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.22 (including by the payment of additional amounts pursuant to this Section 10.22), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Each party’s obligations under this Section 10.22 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Financing Agreement.
(i)    For purposes of Section 10.22(d) and (f), the term “Lender” includes the Issuer.
(j)    For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
10.23    Assignments and Participation.
(a)    After the Closing Date (and, (Y) provided that no Default or Matured Default has occurred and is continuing, subject to the prior written consent of Borrower (other than with respect to a Lender, an affiliate of a Lender or an Approved Fund), such consent not to be unreasonably withheld (with the understanding that the Borrower shall be deemed to have consented to any assignment that it has not rejected in writing within five (5) Business Days after having received notice thereof from the Agent), and (Z) if the Eligible Assignee is not a Lender, an affiliate of a Lender or an Approved Fund, subject to the prior written consent of the Agent and each Issuer, such consent not to be unreasonably withheld) each Lender may assign to an Eligible Assignee (the “Assignee”) all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitments and the Notes held by it); provided however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it, the total amount of the Commitment or Commitments (based on the original Commitment or Commitments without giving effect to any repayments or prepayments) so assigned to an Assignee or to an Assignee and its Affiliates taken as a whole shall equal or exceed Five Million Dollars ($5,000,000), (iii) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it, the remaining Commitment or Commitments (based on the original Commitment or Commitments without giving effect to any repayments or prepayments) held by the assigning Lender and its affiliates after giving effect to any such assignment shall equal or exceed Five Million Dollars ($5,000,000), (iv) the assignment shall not cause Borrower to incur any additional liability or expense and (v) the parties to each such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in substantially the form attached as Schedule B (“Assignment and Acceptance”), together with any Note or Notes subject to such assignment and a processing and recordation fee of Five Thousand Dollars ($5,000). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date on which such Assignment and Acceptance is accepted by the Agent, (vi) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender under the Financing Agreements and (vii) the Lender assignor thereunder shall be deemed to have relinquished its rights and to be released from its obligations under the Financing Agreements, to the extent (and only to the extent) that its rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Financing Agreements, such Lender shall cease to be a party thereto).
(b)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreements or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Financing Agreements or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of the Financing Agreements, together with copies of the financial statements referred to in Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under the Financing Agreements as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreements are required to be performed by it as a Lender.
(c)    The Agent shall maintain at its address referred to in Section 10.19 a copy of each Assignment and Acceptance delivered to and accepted by it.
(d)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed (and consented to as applicable) in accordance herewith, (i) accept such Assignment and Acceptance and (ii) give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes, a new Note or new Notes to the order of such Assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or Commitments, a portion of which has been assigned, a new Note or New Notes to the order of the assigning Lender in an amount equal to the Commitment or Commitments retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit 2A. Upon receipt by the Agent of such new Note or Notes conforming to the requirements set forth in the preceding sentences, the Agent shall return to Borrower such surrendered Note or Notes, marked to show that such surrendered Note or Notes has (have) been replaced, renewed and extended by such new Note or Notes.
(e)    Each Lender may sell participations to one or more banks or other entities (other than the Borrower, an Affiliate or a Guarantor) in or to all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitments and any Note held by it); provided however, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the sale of the participation will not cause Borrower to incur any additional liability, (v) the Borrower and the Agent shall be notified of such participation contemporaneously with the effectiveness thereof, and (vi) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, provided that no participant shall be entitled to recover under the above-described provisions an amount in excess of the proportionate share which such participant holds of the original aggregate principal amount hereunder to which the selling Lender would otherwise be entitled.
(f)    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.23, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such Lender by or on behalf of Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to Borrower received by it from such Lender.
(g)    Any Lender may assign and pledge all or any of the instruments held by it as collateral security; provided that any payment made by Borrower for the benefit of such assigning and/or pledging Lender in accordance with the terms of the Financing Agreements shall satisfy Borrower’s obligations under the Financing Agreements in respect thereof to the extent of such payment. No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.
10.24    Maximum Interest. No agreements, conditions, provisions or stipulations contained in this Agreement or in any of the other Financing Agreements, or any Default or Matured Default, or any exercise by the Agent of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever, contained in this Agreement or any of the other Financing Agreements, or the arising of any contingency whatsoever, shall entitle the

Agent to collect, in any event, interest exceeding the maximum authorized by law, and in no event shall Borrower be obligated to pay interest exceeding such rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the maximum allowed by law, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such maximum interest allowed by law. In the event any interest is charged in excess of the maximum allowed by law (“Excess”), Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, if a Matured Default has occurred and is continuing, applied to reduce the principal of any Liabilities due, and, second, returned to Borrower, it being the intention of the parties not to enter at any time into a usurious or otherwise illegal relationship. Borrower and the Agent both recognize that, with fluctuations of index rates and applicable margins, such an unintentional result could inadvertently occur. By the execution of this Agreement, Borrower covenants that: (a) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess; and (b) Borrower shall not seek or pursue any other remedy, legal or equitable, against the Agent based, in whole or in part, upon the charging or receiving of any interest in excess of the maximum authorized by law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Agent, all interest at any time contracted for, charged or received by the Agent in connection with the Liabilities shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s obligations is calculated at the Highest Lawful Rate rather than the rate otherwise applicable under this Agreement, and thereafter such applicable rate becomes less than the Highest Lawful Rate, the rate of interest payable on the Borrower’s obligations shall remain at the Highest Lawful Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s obligations had the rate of interest not been limited to the Highest Lawful Rate during such period.
10.25    Additional Advances. All fees, charges, expenses, costs, expenditures, obligations, liabilities, losses, penalties and damages incurred or suffered by the Agent and for which Borrower is bound to indemnify or reimburse the Agent under this Agreement (other than those which may be paid without demand therefor, by the Agent initiated Advances pursuant to Section 2.1 or by a debit to a deposit account at U.S. Bank initiated by the Agent per any preauthorization provided by Borrower to the Agent) may, at the option of the Agent or any Lender, be paid by Agent-initiated Advances pursuant to Section 2.1 or by a debit to a deposit account at U.S. Bank initiated by the Agent per any preauthorization provided by Borrower to the Agent if such amounts remain unpaid for a period of ten (10) days after the Agent has made demand therefor.
10.26    Loan Agreement Controls. If there are any conflicts or inconsistencies among this Agreement and any of the other Financing Agreements, the provisions of this Agreement shall prevail and control.
10.27    Obligations Several. The obligations of each Lender under each Financing Agreement to which it is a party are several, and no Lender shall be responsible for any obligation or Commitment of any other Lender under any Financing Agreement to which it is a party. Nothing contained in any Financing Agreement to which it is a party, and no action taken by any Lender pursuant thereto, shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture, or any other kind of entity.
10.28    Pro Rata Treatment. All Loans under, and all payments and other amounts received in connection with, this Agreement (including, without limitation, amounts received as a result of the exercise by any Lender of any right of set-off), shall be effectively shared by the Lenders ratably in accordance with the respective Pro Rata Percentages of the Lenders. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of, or interest on, or fees in respect of, any amount due to such Lender under this Agreement (other than pursuant to Section 2.3(b), 2.5(a), 10.20, 10.21 or 10.22, the normal and customary processing fees charged by an Issuer in connection with the Issuance of or drawings under a Letter, or with respect to Bank Products Obligations as provided by Section 10.14) in excess of its Pro Rata Percentage of payments on account of similar amounts due to all the Lenders, such Lender shall purchase from the other Lenders such participation in such amounts due to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Disproportionate payments of interest shall be shared by the purchase of separate participation in unpaid interest obligations, disproportionate payments of fees shall be shared by the purchase of separate participation in unpaid fee obligations, and disproportionate payments of principal shall be shared by the purchase of separate participation in unpaid principal obligations. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 10.28 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Notwithstanding the foregoing, a Lender may receive and retain an amount in excess of its Pro Rata Percentage to the extent, but only to the extent, that such excess results from such Lender’s Highest Lawful Rate exceeding another Lender’s Highest Lawful Rate.
10.29    Confidentiality. Each of the Agent and the Lenders agrees that it will use its best efforts to keep confidential, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound banking practices any proprietary information of Borrower, designated in writing by Borrower, as being proprietary and confidential; provided that the Agent or any Lender may disclose any such information (a) to enable it to comply with any Governmental Requirement applicable to it or with respect to insurance and reinsurance and to the extent required by any regulatory authority purporting to have jurisdiction over any Lender or its affiliates (including any self-regulatory authority), (b) in connection with the defense of any litigation or other proceeding brought against it arising out of the transactions contemplated by this Agreement and the other Financing Agreements, (c) in connection with the supervision and enforcement of the rights and remedies of the Agent and Lenders under any Financing Agreement and (d) as set forth in Section 10.23.

10.30    Independence of Covenants. All covenants under this Agreement and the other Financing Agreements shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or a Matured Default if such action is taken or condition exists.
10.31    Amendments and Waivers.
(a)    Except as provided in the following Subsections 10.31(b), (c) and (d), any term, covenant, agreement or condition of this Agreement or the other Financing Agreements may be amended only by a written amendment executed by Borrower, the Required Lenders and, if the rights or duties of the Agent or Issuer are affected thereby, the Agent and such Issuer, respectively, or compliance therewith only may be waived (either generally or in a particular instance and either retroactively or prospectively), if Borrower shall have obtained the consent in writing of the Required Lenders and, if the rights or duties of the Agent are affected thereby, the Agent, provided however, (i) no such amendment or waiver shall, without the consent of each Lender directly affected thereby, (A) extend the final maturity of any Loan, or extend the expiry date of any Letter, to a date after the Maturity Date, or change the amount or postpone the date of payment of any scheduled payment or required payment of principal of the Loans or LC Obligations or reduce the rate or extend the time of payment of interest on the Loans, or reduce the amount of principal thereof, or modify any of the provisions with respect to the payment or prepayment thereof, (B) give to any Loan any preference over any other Loans, or (C) reduce, or extend the payment due date of, the fees required under Section 2.5, (ii) that without the consent in writing of all Lenders, no such amendment or waiver shall (A) amend the definition of Required Lenders, (B) alter, modify or amend the provisions of this Subsection 10.31(a), of Subsections 10.31(c) and (d) or of Section 10.28; provided, that the foregoing limitation in respect of Section 10.28 shall not prohibit each Lender directly affected thereby from consenting to the extension of the final maturity date of its Loans or its Line of Credit Loan Commitment or expiry date of its Letters beyond the Maturity Date as contemplated by clause (i)(A) above, (C) alter, modify or amend the provisions of Sections 9.1 or 9.2 of this Agreement, (D) alter, modify or amend any Lender’s right hereunder to consent to any action, make any request or give any notice, or (E) release all or substantially all of the Guarantors of any of the Liabilities, and (iii) the definition of Excluded Consolidated Subsidiaries (including the amendment of Exhibit 1A) may be amended solely with the prior written consent of the Borrower and the Agent, with the understanding that (A) a Guarantor may become an Excluded Consolidated Subsidiary (including the addition of a Guarantor to Exhibit 1A) only with the written consent of the Borrower and the Required Lenders, and (B) if, after giving effect to the proposed addition of a Person to be included in the definition of Excluded Consolidated Subsidiary (including the addition of such Person to Exhibit 1A), the aggregate book value of the assets of the Persons included within such definition, exceeds twenty percent (20%) of the book value of the consolidated assets of the Borrower and its consolidated subsidiaries, then the addition of such Person to said definition may be made only with the written approval of the Borrower and the Required Lenders.
(b)    Prior to the Maturity Date and provided that a Default or a Matured Default has not occurred and is continuing, this Agreement may be amended from time to time to increase the total amount of the Line of Credit Loan Commitments, or may enter into one or more tranches of term loans that are pari passu with the Loans hereunder by an amount not exceeding Three Hundred Fifty Million Dollars ($350,000,000) in the aggregate, by one or more written amendments executed by Borrower, the Agent and one or more Lenders, that agree to provide the increase in Commitments or new term loans (together with new Notes and other Financing Agreements as may be reasonably required by the Agent). Subject to the following Section 10.31(c), any such increase shall be allocated to new or existing Lenders at the discretion of the Agent and Borrower.
(c)    Without the consent in writing of the affected Lender, no amendment or waiver shall increase the amount of any Commitment of such Lender (but the amount of any Commitment of such Lender may be decreased without the consent of such Lender).
(d)    Any amendment or waiver made in accordance with this Section 10.31 shall apply equally to all Lenders and all the holders of the Notes and/or LC Obligations and shall be binding upon them, upon each future holder of any Note or LC Obligation and upon Borrower, whether or not such Note or Letter shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived.
10.32    Replacement of a Lender. If a Lender (other than the Agent as a Lender) becomes a Replacement Candidate (as defined below), Borrower shall have the right to require such Lender to assign to another lender or other institution selected by Borrower and reasonably satisfactory to the Agent (which may be one or more of the Lenders) the Commitments and the Notes held by such Lender pursuant to the terms of an appropriately completed Assignment and Acceptance in accordance with Section 10.23; provided, that neither the Agent nor any Lender shall have any obligation to Borrower to find any such lender or other institution and in order for Borrower to replace a Lender, Borrower must require such replacement within three (3) months of the date the Lender became a Replacement Candidate. Each Lender (other than the Agent as a Lender) agrees to its replacement at the option of Borrower pursuant to this Section 10.32; provided, that the assignee selected by Borrower shall purchase such Lender’s interest in the Loans owed to such Lender for cash in an aggregate amount equal to the aggregate unpaid principal thereof, all unpaid interest accrued thereon, all unpaid fees accrued for the account of such Lender and all other amounts then owing to such Lender hereunder or under any other Financing Agreement. A Lender will become a “Replacement Candidate” if (i) it has made a demand under Sections 10.20, 10.21 or 10.22, (ii) it declines to approve an amendment or waiver that is approved by the Required Lenders, or (iii) is a Defaulting Lender. The rights of Borrower, the Agent and the other Lenders under this Section 10.32 shall be in addition to any other rights or remedies Borrower, the Agent and the other Lenders may have under this Agreement, at law or in equity (including but not limited to the right of setoff with respect to the Liabilities owed to a Defaulting Lender).
10.33    Representations by the Lenders. Each Lender represents that it is the present intention of such Lender, as of the date of its acquisition of the Notes, to acquire the Notes for its account or for the account of its affiliates, and not with a view to the distribution or sale thereof that would be in violation of any applicable laws, and, subject to any applicable laws, the disposition of such Lender’s property shall at all times be within its control. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred, sold or otherwise disposed of except (a) in a registered offering under the Securities Act; (b) pursuant to an exemption from the registration provisions of the Securities Act; or (c) if the Securities Act shall not apply to the Notes or the transactions contemplated by the Financing Agreements. Nothing in this Section 10.33 shall affect the characterization of the Loans and the transactions contemplated hereunder as commercial lending transactions.
10.34    Counterparts and Facsimile Signatures; Electronic Records. This Agreement, any other Financing Agreement and any subsequent amendment to any of them may be executed in several counterparts, each of which shall be construed together as one original. Facsimile signatures on this Agreement, any other Financing Agreement and any subsequent amendment to any of them shall be considered as original signatures. The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Financing Agreements. The Agent and each Lender may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the Financing Agreements. The Agent and each Lender may store the electronic image of this Agreement and the Financing Agreements in its electronic form and then destroy the paper original as part of the Agent’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals. The Agent and each Lender are authorized, when appropriate, to convert any note into a “transferable record” under the Uniform Electronic Transactions Act.
10.35    Set-off. In the event that a Matured Default has occurred and is continuing, Borrower gives and confirms to each Lender a right of set-off of all moneys, securities and other property of Borrower (whether special, general or limited) and the proceeds thereof, at any time delivered to remain with or in transit in any manner to such Lender, its correspondent or its agents from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of such Lender in any way, and also, any balance of any deposit accounts and credits of Borrower with, and any and all claims of security for the payment of the Liabilities owed by Borrower to such Lender, contracted with or acquired by the Lender, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and Borrower authorizes such Lender at any time or times, without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to such liabilities in such amounts as it may select, whether such Liabilities be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not. The rights described herein shall be in addition to any collateral security described in any separate agreement executed by Borrower.
10.36    PATRIOT Act Information. The following notification is provided to Borrower pursuant to Section 326 of the PATRIOT Act:
Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies Borrower and each Guarantor that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each Guarantor, which information includes the name and address of Borrower and each Guarantor and other information that will allow such Lender to identify Borrower and each Guarantor in accordance with the PATRIOT Act.
10.37    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other agreement, document or instrument delivered in connection herewith), the Borrower acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other agreements, documents or instruments delivered in connection herewith; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other agreements, documents, or instruments delivered in connection herewith; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.38    Binding Effect. This Agreement and all of the other Financing Agreements set forth the legal, valid and binding obligations of Borrower, the Agent and the Lenders and are enforceable against Borrower in accordance with their respective terms. Should more than one Person be a Borrower under this Agreement or any Note, the obligations of each such Person shall be joint and several. The Lenders may settle, release, compromise, collect or otherwise liquidate the obligations of any Borrower, any Guarantor of such obligations, and any security or collateral for such obligations or for any such guaranty, in any manner, without affecting or impairing the obligations of any Borrower.
10.39    FINAL AGREEMENT. THIS WRITTEN AGREEMENT AND THE OTHER FINANCING AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
10.40    Amendment and Restatement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Article 4, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.  This Agreement is not intended to and shall not constitute a novation.  All Loans made and Liabilities incurred under the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Loans and Liabilities under (and, as of the Closing Date, shall be governed by the terms of) this Agreement and the agreements, documents and instruments delivered together herewith.  Without limiting the foregoing, upon the effectiveness hereof:  (a) all references to the “Agent”, the “Agreement” and the agreements, documents and instruments delivered together therewith (each as defined in or contemplated by the Existing Credit Agreement) shall be deemed to refer to the Agent, this Agreement and the agreements, documents and instruments delivered together herewith, (b) the Letters which remain outstanding on the Closing Date shall continue as Letters under (and, as of the Closing Date, shall be governed by the terms of) this Agreement, (c) all obligations constituting “Liabilities” with any Lender or any affiliate of any Lender which are outstanding on the Closing Date shall continue as Liabilities under this Agreement and the agreements, documents and instruments delivered together herewith, (d) the “Commitments” (as defined in the Existing Credit Agreement) shall be allocated between, and redesignated as, Commitments hereunder, in each case pursuant to the allocations set forth on the Schedule A, (e) the Agent shall make such other reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s applicable Liabilities in respect of Loans and reflect such Lender’s Pro Rata Percentage of the applicable outstanding aggregate of such Loans and Letters on the Closing Date, (f) the “Loans” of each Departing Lender under the Existing Credit Agreement shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), each Departing Lender’s “Commitment” under the Existing Credit Agreement shall be terminated and each Departing Lender shall not be a Lender hereunder (except with respect to (i) any indemnification under the Existing Credit Agreement that is meant to continue to apply to such Departing Lender by its express terms, including rights to indemnification pursuant to Section 9.10 of the Existing Credit Agreement, and (ii) those provisions of the Existing Credit Agreement or of the agreements, documents or instruments executed in connection therewith which by their express terms survive the payment of the “Liabilities” and termination of the “Commitments”, including the ability of Lenders to submit any costs payable under Section 2.3(b) of the Existing Credit Agreement) and (g) each Borrower hereby agrees to compensate each Lender (including each Departing Lender) for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any LIBOR Rate Loans (including the “LIBOR Rate Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in this Agreement.
10.41    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Agreement; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.
THE ANDERSONS, INC.

By /s/ John Granato
Name John Granato
Title     Chief Financial Officer

Signature Page to
The Andersons Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By /s/ James D. Pegues
Name James D. Pegues
Title     Senior Vice President

Signature Page to
The Andersons Credit Agreement

FIFTH THIRD BANK

By /s/ Brian J. Moeller
Name Brian J. Moeller
Title Managing Director

Signature Page to
The Andersons Credit Agreement

FARM CREDIT BANK OF TEXAS

By /s/ Luis M. H. Requejo
Name Luis M. H. Requejo
Title Director Capital Markets

Signature Page to
The Andersons Credit Agreement

BANK OF THE WEST

By /s/ Charles Greenway
Name Charles Greenway
Title Vice President

Signature Page to
The Andersons Credit Agreement

BRANCH BANKING AND TRUST COMPANY

By /s/ Shane Koonce
Name Shane Koonce
Title Vice President

Signature Page to
The Andersons Credit Agreement

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH

By /s/ Robert Graff
Name Robert Graff
Title Managing Director
By /s/ Peter Glawe
Name Peter Glawe
Title Executive Director

Signature Page to
The Andersons Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By /s/ Joshua A. Droppers
Name Joshua A. Droppers
Title Assistant Vice President

Signature Page to
The Andersons Credit Agreement

BANK OF AMERICA, N.A.

By /s/ John L. Kolleng Jr.
Name John L. Kolleng Jr.
Title Vice President

Signature Page to
The Andersons Credit Agreement

AGFIRST FARM CREDIT BANK

By /s/ Neda K. Beal
Name Neda K. Beal
Title Vice President

Signature Page to
The Andersons Credit Agreement

COBANK, ACB

By /s/ Patrick Keleher
Name Patrick Keleher
Title Vice President

Signature Page to
The Andersons Credit Agreement

GREENSTONE FARM CREDIT SERVICES, ACA

By /s/ Curtis Flammini
Name Curtis Flammini
Title Vice President

Signature Page to
The Andersons Credit Agreement

FARM CREDIT SERVICES OF AMERICA, PCA

By /s/ Mary Anne Mullen
Name Mary Anne Mullen
Title Vice President

Signature Page to
The Andersons Credit Agreement

THE BANK OF NOVA SCOTIA

By /s/ Sangeeta Shah
Name Sangeeta Shah
Title Director

Signature Page to
The Andersons Credit Agreement

JPMORGAN CHASE BANK, N.A.

By /s/ Joe P. Garrot
Name Joe P. Garrot
Title Authorized Signer

Signature Page to
The Andersons Credit Agreement

1ST FARM CREDIT SERVICES, PCA

By /s/ Corey J. Waldinger
Name Corey J. Waldinger
Title Vice President, Capital Markets Group

Signature Page to
The Andersons Credit Agreement

AGSTAR FINANCIAL SERVICES, PCA

By /s/ Troy Mostaert
Name Troy Mostaert
Title VP Capital Markets

Signature Page to
The Andersons Credit Agreement

FARM CREDIT MID-AMERICA, PCA

By /s/ Daniel Jordan
Name Daniel Jordan
Title Credit Officer Capital Markets

Signature Page to
The Andersons Credit Agreement

BADGERLAND FINANCIAL, FLCA

By /s/ Kenneth H. Rue
Name Kenneth H. Rue
Title VP Capital Markets

Signature Page to
The Andersons Credit Agreement

AGCOUNTRY FARM CREDIT SERVICES, PCA

By /s/ James F. Baltezore
Name James F. Baltezore
Title VP Agribusiness and Capital Markets

Signature Page to
The Andersons Credit Agreement

BMO HARRIS BANK N.A.

By /s/ Andrew Gagle
Name Andrew Gagle
Title Director

Signature Page to
The Andersons Credit Agreement

BOKF, N.A., D/B/A BANK OF OKLAHOMA

By /s/ J. Anderson
Name J. Anderson
Title Vice President

Signature Page to
The Andersons Credit Agreement

NORTHWEST FARM CREDIT SERVICES, PCA

By /s/ Jeremy VanderVegt
Name Jeremy VanderVegt
Title Vice President

Signature Page to
The Andersons Credit Agreement

AGCHOICE FARM CREDIT, ACA

By /s/ William Frailey
Name William Frailey
Title Assistant Vice President

Signature Page to
The Andersons Credit Agreement

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Closing Date, it is no longer a party to the Existing Credit Agreement or any of the agreements, documents or instruments executed in connection therewith and will not be a party to this Agreement.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Departing Lender

By /s/ Michel Kermarrec
Name: Michel Kermarrec
Title: Director

Signature Page to
The Andersons Credit Agreement

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Closing Date, it is no longer a party to the Existing Credit Agreement or any of the agreements, documents or instruments executed in connection therewith and will not be a party to this Agreement.

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Departing Lender

By /s/ Jerry C.S. Liu
Name: Jerry C.S. Liu
Title: AVP & AGM

Signature Page to
The Andersons Credit Agreement

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Closing Date, it is no longer a party to the Existing Credit Agreement or any of the agreements, documents or instruments executed in connection therewith and will not be a party to this Agreement.

CITIZENS BANK, N.A., as a Departing Lender

By /s/ Megan Livingston
Name: Megan Livingston
Title: Senior Vice President

Signature Page to
The Andersons Credit Agreement

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Closing Date, it is no longer a party to the Existing Credit Agreement or any of the agreements, documents or instruments executed in connection therewith and will not be a party to this Agreement.

COMERICA BANK, as a Departing Lender

By /s/ Robert Wilson
Name: Robert Wilson
Title: Vice President

Signature Page to
The Andersons Credit Agreement

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Closing Date, it is no longer a party to the Existing Credit Agreement or any of the agreements, documents or instruments executed in connection therewith and will not be a party to this Agreement.

FIRST MIDWEST BANK, as a Departing Lender

By /s/ Andrea Sanger
Name: Andrea Sanger
Title: Senior Vice President

Signature Page to
The Andersons Credit Agreement

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Closing Date, it is no longer a party to the Existing Credit Agreement or any of the agreements, documents or instruments executed in connection therewith and will not be a party to this Agreement.

THE HUNTINGTON NATIONAL BANK, as a Departing Lender

By /s/ Dan Swanson
Name: Dan Swanson
Title: Assistant Vice President

Signature Page to
The Andersons Credit Agreement

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Closing Date, it is no longer a party to the Existing Credit Agreement or any of the agreements, documents or instruments executed in connection therewith and will not be a party to this Agreement.

SUMITOMO MITSUI BANKING CORPORATION, as a Departing Lender

By /s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

Signature Page to
The Andersons Credit Agreement

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Closing Date, it is no longer a party to the Existing Credit Agreement or any of the agreements, documents or instruments executed in connection therewith and will not be a party to this Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Departing Lender

By /s/ Edward L. Cooper, III
Name: Edward L. Cooper, III
Title: Senior Vice President

Signature Page to
The Andersons Credit Agreement

Schedule A to Sixth Amended and Restated Loan Agreement
Lenders’ Commitments

Line of Credit Loan Commitments
NAME OF LENDER	PRO RATA PERCENTAGE	MAXIMUM $ AMOUNT
U.S. Bank National Association	14.6250%	$117,000,000
Fifth Third Bank	10.6250%	$85,000,000
Farm Credit Bank of Texas	10.6250%	$85,000,000
Bank of the West	6.2500%	$50,000,000
Branch Banking and Trust Company	6.2500%	$50,000,000
Coöperatieve Rabobank U.A., New York Branch	6.2500%	$50,000,000
PNC Bank, National Association	4.3750%	$35,000,000
Bank of America, N.A.	3.7500%	$30,000,000
AgFirst Farm Credit Bank	3.6250%	$29,000,000
CoBank, ACB	3.3750%	$27,000,000
Greenstone Farm Credit Services, ACA	3.3750%	$27,000,000
Farm Credit Services of America, PCA	2.8125%	$22,500,000
The Bank of Nova Scotia	2.5000%	$20,000,000
JPMorgan Chase Bank, N.A.	2.5000%	$20,000,000
1st Farm Credit Services, PCA	2.5000%	$20,000,000
AgStar Financial Services, PCA	2.5000%	$20,000,000
Farm Credit Mid-America, PCA	2.5000%	$20,000,000
Badgerland Financial, FLCA	2.5000%	$20,000,000
AgCountry Farm Credit Services, PCA	2.5000%	$20,000,000
BMO Harris Bank N.A.	1.8750%	$15,000,000
BOKF, N.A., d/b/a Bank of Oklahoma	1.8750%	$15,000,000
Northwest Farm Credit Services, PCA	1.5625%	$12,500,000
AgChoice Farm Credit, ACA	1.2500%	$10,000,000

Schedule A

TOTAL:	100.0000%	$800,000,000

2

Schedule B to
Sixth Amended and Restated Loan Agreement
Form of Assignment and Acceptance
Dated: [Insert Date]

Reference is made to that certain Sixth Amended and Restated Loan Agreement dated as of April 13, 2017 (as modified, amended, extended or renewed from time to time, the "Loan Agreement") by and among THE ANDERSONS, INC., an Ohio corporation (the "Borrower"), the Lenders (as defined in the Loan Agreement) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (the "Agent"). Terms defined in the Loan Agreement and not defined herein are used herein with the same meaning.

NOW, THEREFORE, [Insert Name of Lender Making Assignment] (the "Assignor") and [Insert Name of Lender Receiving Assignment] (the "Assignee") agree as follows:

1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor [Insert % Amount]% of the Line of Credit Loan Commitments (out of the [Insert % Amount]% which Assignor holds) together with all of the Assignor's related rights and obligations under the Loan Agreement as of the Effective Date (as defined below).

2.    The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Financing Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Financing Agreement or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Financing Agreement or any other instrument or document furnished pursuant thereto[; and (d) attaches the Line of Credit Note payable to the Assignor and requests that the Agent exchange such Line of Credit Note for new Line of Credit Notes as follows: a Line of Credit Note dated [Insert Date] in the principal amount of $[Insert $ Amount], payable to the order of the Assignee and a Line of Credit Note dated [Insert Date] in the principal amount of $[Insert $ Amount], payable to the order of the Assignor.] [and (d) has delivered and endorsed the Notes held by the Assignor to the Assignee, payable to the order of the Assignee].

3.    The Assignee: (a) confirms that it has received copies of the Financing Agreements, together with copies of the most recent financial statements referred to in Section 7.1 of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it will,

Schedule B

independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (c) appoints and authorizes the Agent to take such action on the Assignee’s behalf and to exercise such powers under the Financing Agreements as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement and the other Financing Agreements are required to be performed by the Assignee as a Lender; (e) (if such Assignee is a bank or financial institution organized outside the United States) agrees that it will deliver to the Agent and the Borrower the forms prescribed by the Internal Revenue Service of the United States (including without limitation, Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or Form W-8IMY) certifying such Assignee's exemption from United States withholding taxes with respect to all payments to be made to such Assignee under its Notes and under any other Financing Agreement; and (f) specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

4.    The effective date for this Assignment and Acceptance shall be [Agent inserts date of its acceptance] (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent.

5.    Upon such acceptance and recording, as of the Effective Date: (a) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, shall have the rights and obligations of a Lender thereunder and under the other Financing Agreements; and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement and the other Financing Agreements and in the event that the Assignor has assigned to the Assignee hereunder all of its rights and obligations under the Loan Agreement and the other Financing Agreements, the Assignor shall cease to be a party to the Loan Agreement and such other Financing Agreements.

6.    Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Loan Agreement in respect of the interest assigned hereby (including without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Agreement for periods prior to the Effective Date directly between themselves.

7.    This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

2

IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Assignment and Acceptance effective as of the day first written above.

[NAME OF ASSIGNOR]

By: ___________________________
Title: _________________________

[NAME OF ASSIGNEE]

By: ___________________________
Title: __________________________

Address for Notices:

_______________________________
_______________________________

Schedule B

Accepted this: [Insert Date].

U.S. BANK NATIONAL ASSOCIATION
950 Seventeenth Street, 7th Floor
Denver, Colorado 80202
Telephone: (303) 585-4906
Facsimile: (303) 585-4732

By: ____________________________
Its:____________________________

Consent of Borrower (If Required):

THE ANDERSONS, INC.

By
Its

2

Exhibit 1A to
Sixth Amended and Restated Loan Agreement
Excluded Consolidated Subsidiaries

Entity	Rail Group Subsidiary (Y/N)
Lansing Trade Group, LLC	N
The Andersons Denison Ethanol LLC	N
The Andersons Clymers Ethanol LLC	N
The Andersons Marathon Ethanol LLC	N
The Andersons Albion Ethanol LLC	N
Project Navy Limited Partnership	N
0975355 B.C. Unlimited Liability Company	N
0975384 B.C. Unlimited Liability Company	N
Thompsons Limited	N
Lux JV Treasury Holding Company S.a.r.l.	N
Navy Holdings, LLC	N
WGT (US) Ltd.	N
Thompsons USA Limited	N
The Andersons Railcar Company LLC	Y
The Andersons Railcar Leasing Company LLC	Y
The Andersons Railcar Repair Company LLC	Y
The Andersons Rail Management Company LLC	Y
NuRail Canada ULC	Y

Exhibit 1A

Exhibit 2A to
Sixth Amended and Restated Loan Agreement
Form Line of Credit Note
LINE OF CREDIT NOTE

[DATE]

FOR VALUE RECEIVED, the undersigned THE ANDERSONS, INC., an Ohio corporation (hereinafter referred to as "Borrower"), promises to pay to the order of [Insert] (hereinafter referred to as "Lender"), at such place as U.S. Bank National Association, as agent for the Lender, may designate, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Loan Agreement (as hereinafter defined), together with interest on any and all principal amounts outstanding calculated in accordance with the provisions set forth below. This Note is issued under that certain Sixth Amended and Restated Loan Agreement, dated as of April 13, 2017 (as the same may be amended, replaced, restated and/or supplemented from time to time, the "Loan Agreement") between Borrower, U.S. Bank National Association, a national banking association, as agent (the "Agent"), Lender and the other lenders identified therein.

Capitalized terms used and not defined herein shall have the meanings given to such terms in the Loan Agreement.

The outstanding Loans shall be maintained as Base Rate Loans, LIBOR Rate Loans or a combination thereof, as more fully provided in the Loan Agreement. The Borrower shall have the right to make prepayments of principal only in accordance with the Loan Agreement.

The Borrower shall pay interest on the unpaid principal amount of each Loan made by the Lender from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth in the Loan Agreement.

The unpaid balance of this obligation at any time shall be the total amounts advanced hereunder by the Lender, together with accrued and unpaid interest, less the amount of payments made hereon by or for the Borrower, which balance may be endorsed hereon from time to time by the Lender.

In addition to the repayment requirements imposed upon the Borrower under the Loan Agreement, together with the agreements referred to therein, the principal and interest owing under this Note shall be due and payable in full on the Maturity Date, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of

Exhibit 2A

acceleration) of any kind, all of which are expressly waived by the Borrower. Time is of the essence hereof.

Interim payments made by the Borrower pursuant to and in accordance with the Loan Agreement shall be applied as provided therein.

Should any Matured Default occur, then all sums of principal and interest outstanding hereunder may be declared immediately due and payable in accordance with the Loan Agreement, without presentment, demand or notice of dishonor, all of which are expressly waived, and the Lender shall have no obligation to make any further Loans pursuant to the Loan Agreement.

This Note shall be construed in accordance with the laws of the State of New York.

THE ANDERSONS, INC.

By
Name:
Title:

2

Exhibit 4A to
Sixth Amended and Restated Loan Agreement
List of Closing Documents

1.	This Sixth Amended and Restated Loan Agreement

2.	Guaranty

3.	Notes

4.	Secretary’s Certificate as to Directors’ Resolutions for the Borrower and the Guarantor

5.	Certificate of Good Standing, Articles of Incorporation, and Code of Regulations for the Borrower and Certificate of Good Standing, Articles of Organization and Operating Agreement for the Guarantor

6.	Opinion of Legal Counsel

7.	No Default or Matured Default/Representations and Warranties True and Correct Certificate

Exhibit 4A

Exhibit 5A to
Sixth Amended and Restated Loan Agreement
Form of Guaranty
Attached

Exhibit 5A

Exhibit 5B to
Sixth Amended and Restated Loan Agreement
Guarantors
The Andersons Executive Services LLC

Exhibit 5B

Exhibit 6A to
Sixth Amended and Restated Loan Agreement
Disclosure Schedule
Part 1:        Judgments, Litigation, Claims and Proceedings
None.

Part 2:        Defaults and Disputes
None.

Part 3:        Closing Date Limited Recourse Debt and Recourse Debt Secured by Liens
See attached list.

Part 4:        Tax Liability Claims
None.

Part 5:        Other Indebtedness
Included in Part 3.

Part 6:        Affiliates
See attached list.

Part 7:        Environmental Matters
No active matters. We are complying with other landowners in a U.S. E.P.A.
investigation regarding the Maumee River.

Exhibit 6A

Affiliates

The Andersons Albion Ethanol LLC, an Ohio limited liability company.

The Andersons Clymers Ethanol LLC, an Ohio limited liability company.

The Andersons Marathon Ethanol LLC, a Delaware limited liability company.

The Andersons Denison Ethanol LLC, a Delaware limited liability company.

Lansing Trade Group, LLC, a Delaware limited liability company.

Thompsons Limited, an Ontario corporation, formed by a second post-acquisition amalgamation.

Thompsons USA Limited, a Delaware corporation.

Project Navy Limited Partnership, an Ontario, Canada limited partnership.

0975355 B.C. Unlimited Liability Company, a British Columbia, Canada unlimited liability company.

0975384 B.C. Unlimited Liability Company, a British Columbia, Canada unlimited liability company.

Navy Holdings, LLC, a Delaware limited liability company.

Lux JV Treasury Holding Company SARL, a Luxembourg private limited liability company.

The Andersons Melfort Terminal Ltd., a Saskatchewan limited corporation.

eWeather Risk, Inc., a Delaware corporation

Exhibit 6A

Closing Date Limited Recourse Debt and Recourse Debt Secured by Liens

See attached

Exhibit 7A-2 to
Sixth Amended and Restated Loan Agreement
Compliance Certificate
Pursuant to Section 7.1 of the Sixth Amended and Restated Loan Agreement, dated as of April 13, 2017 (as amended, replaced, restated or supplemented from time to time, the “Loan Agreement”) by and between The Andersons, Inc., an Ohio corporation ("Borrower"), the financial institutions party to the Loan Agreement (collectively the "Lenders") and U.S. Bank National Association in its capacity as the Agent (the "Agent"), the undersigned certifies to the Agent and the Lenders as follows:

1.
The financial statements of Borrower, attached hereto, for the period ending ________________________________ (the “Financial Statements”), have been prepared in accordance with the requirements of Section 7.1 of the Loan Agreement and have been delivered on or before the date they are due.

2.	The representations and warranties contained in Section 6 of the Loan Agreement are true and correct as of the date hereof as though made on this date.

3.	Borrower is in compliance with all of the affirmative and negative covenants set forth in Section 7 and 8 of the Loan Agreement as of the date hereof.

4.	Specifically, as of the date of the Financial Statements:

a.	Borrower's “Working Capital” (as described in the Loan Agreement) is required to be equal to or greater than $150,000,000; Borrower's actual Working Capital as so described is $_______________.

In Compliance:    Yes         No

b.
Borrower's “Recourse Long Term Debt to Capitalization Ratio” (as described in the Loan Agreement) is required to be less than or equal to 0.70 to 1.00. Borrower's actual Recourse Long Term Debt to Capitalization Ratio as so described is ____________.

In Compliance:    Yes         No

c.
The rate at which interest and fees accrue under the Loan Agreement is determined in accordance with a Financial Performance Level, as defined therein, which, in turn, is determined by the Borrower’s Recourse Long Term Debt to Capitalization Ratio. As of _______________ (the most recent fiscal quarter end), Borrower’s Recourse

Exhibit 7A-2

Long Term Debt to Capitalization Ratio was ______ and the Financial Performance Level was ______.

5.
Loan and Letter proceeds at any time outstanding equal to a maximum of $[_________] have been used to consummate Permitted Acquisitions, capital expenditures and purchases of fixed assets; provided, that no Acquisition of Accounts, Inventory or other current assets shall be subject to this $400,000,000 limitation, other than the following Acquisitions: [Borrower to insert list if applicable].

6.	All adjustments and calculations related to the amounts set forth above are attached hereto.

Dated: _____________________, 20___

THE ANDERSONS, INC.

By
Its

1	Such amount may not exceed $400,000,000 at any time.